Filed Pursuant to Rule 424(b)(5)

Registration No. 333-227297-01

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.500% Senior Notes Due 2050	$1,000,000,000	98.844%	$988,440,000	$107,838.81

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

October 5, 2020

(to prospectus dated September 12, 2018)

$1,000,000,000

Everest Reinsurance Holdings, Inc.

3.500% Senior Notes due 2050

Everest Reinsurance Holdings, Inc. is offering $1,000,000,000 aggregate principal amount of 3.500% Senior Notes due 2050 (the “notes”). Interest on the notes will be paid semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2021. The notes will bear interest at the rate of 3.500% per year. The notes mature on October 15, 2050 unless earlier redeemed or repurchased.

We may redeem the notes at our option, in whole or in part, at any time for cash at the applicable redemption prices described in this prospectus supplement in the section entitled “Description of the Notes—Optional Redemption”.

The notes will be our general unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated obligations. Neither Everest Re Group, Ltd., our ultimate parent, nor any of our subsidiaries or other affiliates, is issuing or guaranteeing the notes described in this prospectus supplement, and no entity other than Everest Reinsurance Holdings, Inc. will have any liability for any of the notes described in this prospectus supplement. Accordingly, the notes will be effectively subordinated to any of our existing or future secured debt to the extent of the value of the assets securing such debt and will be structurally subordinated to all existing and future liabilities and any preferred equity of our subsidiaries.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or on any automated dealer quotation system.

Investing in the notes involves risks. See the discussions under “Risk Factors” contained in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, and under the “Risk Factors” section beginning on page S-6 of this prospectus supplement for important factors you should consider before buying the notes.

	Per Note	Total
Initial public offering price(1)	98.844%	$988,440,000
Underwriting discount	0.875%	$8,750,000
Proceeds, before expenses, to Everest Holdings(1)	97.969%	$979,690,000

(1)	Plus accrued interest, if any, from October 7, 2020 to the date of delivery.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking, S.A. (“Clearstream”), and Euroclear Bank SA/NV (“Euroclear”), on or about October 7, 2020, against payment in immediately available funds.

Joint Book-Running Managers

Wells Fargo Securities	Citigroup	HSBC

Senior Co-Managers

Barclays	Credit Suisse	Deutsche Bank Securities	Goldman Sachs & Co. LLC
J.P. Morgan		Morgan Stanley	UBS Investment Bank

Junior Co-Managers

BofA Securities	BNY Mellon Capital Markets, LLC	COMMERZBANK	Lloyds Securities	RBC Capital Markets

Prospectus Supplement dated October 5, 2020.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the offering of the notes.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus we prepare or authorize. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference herein is current only as of the respective date of such document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless expressly stated or the context requires otherwise, references in this prospectus supplement to “Everest Group” refer to Everest Re Group, Ltd. and its subsidiaries, collectively. References to “we,” “our,” “us,” the “Company” or “Everest Holdings” refer to Everest Reinsurance Holdings, Inc. and its subsidiaries, collectively. References to “Everest Bermuda” refer to Everest Reinsurance (Bermuda), Ltd. References to “Holdings Ireland” refer to Everest Underwriting Group (Ireland) Limited. References to “Everest Re” refer to Everest Reinsurance Company. References to “Everest Indemnity” refer to Everest Indemnity Insurance Company. References to “Everest Security” refer to Everest Security Insurance Company. References to “Everest National” refer to Everest National Insurance Company. References to “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

We are not, and the underwriters are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated by reference in this prospectus supplement may contain forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. In some cases, you can identify these statements by the use of forward-looking words such as “may,” “will,” “should,” “could,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential” and “intend.” You should be aware that these statements and any other forward-looking statements in these documents only reflect expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual results to be materially different from expectations include those discussed in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2019, in Part II, Item 1A, “Risk Factors,” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 and in the “Risk Factors” beginning on page S-6 of this prospectus supplement. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, together with the documents identified under the heading “Where You Can Find More Information” on page 35 of the accompanying prospectus, in their entirety. You should pay special attention to the “Risk Factors” section of this prospectus supplement, and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

Everest Holdings

Our principal business, conducted through our operating segments, is the underwriting of reinsurance and insurance in the U.S. and international markets. We had gross written premiums, in 2019, of $7.1 billion, with approximately 65% representing reinsurance and 35% representing insurance. Stockholder’s equity at December 31, 2019 was $5.9 billion. As of June 30, 2020, our fixed maturity portfolio had an average credit quality of A+. We underwrite reinsurance both through brokers and directly with ceding companies, giving us the flexibility to pursue business based on the ceding company’s preferred reinsurance purchasing method. We underwrite insurance through brokers, surplus lines brokers and general agent relationships.

We are a Delaware corporation established in 1993 and a wholly-owned subsidiary of Holdings Ireland. On December 30, 2008, Everest Group contributed us to its recently established Irish holding company, Holdings Ireland. Holdings Ireland is a direct subsidiary of Everest Group and was established to serve as a holding company for the U.S. and Irish reinsurance and insurance subsidiaries. Everest Group is a Bermuda holding company whose common shares are publicly traded in the U.S. on the New York Stock Exchange under the symbol “RE”.

A summary of our main operating subsidiaries is as follows:

•

Everest Reinsurance Company, a Delaware insurance company and our direct subsidiary, is a licensed property and casualty insurer and/or reinsurer in all states, the District of Columbia, Puerto Rico and Guam and is authorized to conduct reinsurance business in Canada, Singapore and Brazil. Everest Re underwrites property and casualty reinsurance for insurance and reinsurance companies in the U.S. and international markets. Everest Re has engaged in reinsurance transactions with Everest Bermuda, Everest International Reinsurance, Ltd., Mt. Logan Re, Ltd. and Everest Insurance Company of Canada, which are affiliated companies, primarily driven by enterprise risk and capital management considerations under which business is transacted at market rates and terms. At December 31, 2019, Everest Re had statutory surplus of $3.7 billion.

•

Everest National Insurance Company, a Delaware insurance company and a direct subsidiary of Everest Re, is licensed in 50 states, the District of Columbia and Puerto Rico and is authorized to write property and casualty insurance on an admitted basis in the jurisdictions in which it is licensed. The majority of Everest National’s business is reinsured by its parent, Everest Re.

•

Everest Indemnity Insurance Company, a Delaware insurance company and a direct subsidiary of Everest Re, writes excess and surplus lines insurance business in the U.S. on a non-admitted basis. Excess and surplus lines insurance is specialty property and liability coverage that an insurer not licensed to write insurance in a particular jurisdiction is permitted to provide to insureds when the specific specialty coverage is unavailable from admitted insurers. Everest Indemnity is licensed in Delaware and is eligible to write business on a non-admitted basis in all other states, the District of Columbia and Puerto Rico. The majority of Everest Indemnity’s business is reinsured by its parent, Everest Re.

•

Everest Security Insurance Company, a Georgia insurance company and a direct subsidiary of Everest Re, writes property and casualty insurance on an admitted basis in Georgia and Alabama and is approved as an eligible surplus lines insurer in Delaware. The majority of Everest Security’s business is reinsured by its parent, Everest Re.

•

Everest Denali Insurance Company, a Delaware insurance company and a direct subsidiary of Everest Re, is licensed to write property and casualty insurance in 50 states and the District of Columbia. The majority of Everest Denali’s business is reinsured by its parent, Everest Re.

•

Everest Premier Insurance Company, a Delaware insurance company and a direct subsidiary of Everest Re, is licensed to write property and casualty insurance in 50 states and the District of Columbia. The majority of Everest Premier’s business is reinsured by its parent, Everest Re.

•

Everest International Assurance, Ltd., a Bermuda company and our direct subsidiary is registered in Bermuda as a Class 3A general business insurer and as a Class C long-term insurer. Everest Assurance has made a one-time election under section 953(d) of the U.S. Internal Revenue Code to be a U.S. income tax paying “Controlled Foreign Corporation.” By making this election, Everest Assurance will be authorized to write life reinsurance and casualty reinsurance in both Bermuda and the U.S.

Our principal executive offices are located at 477 Martinsville Road, P.O. Box 830, Liberty Corner, New Jersey 07938-0830, and its telephone number is (908) 604-3000.

Recent Developments

On September 30, 2020, Everest Group announced the appointment of Mark Kociancic as Executive Vice President and Group Chief Financial Officer effective October 12, 2020, and Jim Williamson as Executive Vice President and Group Chief Operating Officer effective October 5, 2020. Both Mr. Kociancic and Mr. Williamson will serve on the Everest Executive Leadership Committee and report directly to President and Chief Executive Officer Juan C. Andrade. In their new positions, both Mr. Kociancic and Mr. Williamson will also serve as Chief Financial Officer and Chief Operating Officer, respectively, of Everest Holdings.

The Offering

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” and the “Description of the Debt Securities” section of the accompanying prospectus for a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our” and “us” refer solely to Everest Reinsurance Holdings, Inc., and not to its subsidiaries.

Issuer	Everest Reinsurance Holdings, Inc.

Securities Offered	$1,000,000,000 principal amount of 3.500% notes.

Maturity	The notes will mature on October 15, 2050 unless earlier redeemed or repurchased.

Interest	The interest rate on the notes will be 3.500%. Interest on the notes will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning April 15, 2021.

Optional Redemption	Prior to April 15, 2050 (six months prior to the maturity date of the notes) (the “Par Call Date”), we may redeem the notes at our option, in whole or in part for cash, at any time, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed that would be due if the notes to be redeemed matured on the Par Call Date (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption”), plus 30 basis points;

plus, in each case, accrued and unpaid interest on the notes to the redemption date.

At any time on or after the Par Call Date, we may redeem the notes at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the notes to the redemption date.

Ranking	The notes will be our general unsecured and unsubordinated obligations and will rank equally with all of our other existing and future and unsubordinated obligations. Neither Everest

Group, our ultimate parent, nor any of our subsidiaries or other affiliates, is issuing or guaranteeing the notes described in this prospectus supplement, and no entity other than Everest Reinsurance Holdings, Inc. will have any liability for any of the notes described in this prospectus supplement. Accordingly, the notes will be effectively subordinated to any of our existing or future secured debt to the extent of the value of the assets securing such debt and will be structurally subordinated to all existing and future liabilities and any preferred equity of our subsidiaries.

As of June 30, 2020, on an unconsolidated basis, we had $620.8 million of outstanding indebtedness, none of which was secured, and our subsidiaries collectively had no outstanding liabilities. As of such date, our subsidiaries had no preferred equity outstanding.

Certain Covenants	The indenture governing the notes will limit our and our restricted subsidiaries’ ability to:

•	directly or indirectly, create, assume, incur or permit to exist any indebtedness secured by a pledge, lien or other encumbrance on the capital stock of any restricted subsidiary;

•	sell, transfer or otherwise dispose of any shares of capital stock of a restricted subsidiary; and

•	enter into certain mergers, consolidations and transfers of substantially all of our assets.

However, these limitations are subject to numerous exceptions. See “Description of the Notes – Certain Covenants in the Supplemental Indenture” in this prospectus supplement.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes.

No Listing	The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or on any automated dealer quotation system.

Form and Denomination

We will issue the notes in the form of one or more fully registered global securities registered in the name of the nominee of DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream and Euroclear will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. See “Description of the Notes—Book-Entry Delivery and Settlement.” The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issues	We may issue from time to time, without giving notice to or seeking the consent of the holders of the notes, additional notes having the same ranking and the same interest rate, maturity and other terms as the notes being offered by this prospectus supplement, except for the issue date, initial public offering price and, if applicable, the first interest payment date. Any additional notes having such similar terms, together with the notes being offered by this prospectus supplement, will constitute a single series of debt securities for all purposes under the indenture. See “Description of the Notes—General.”

Risk Factors	You should carefully consider the risks described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 and under “Risk Factors” beginning on page S-6 of this prospectus supplement, as well as all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Governing Law	State of New York

Trustee	The Bank of New York Mellon.

RISK FACTORS

An investment in the notes involves certain risks. You should carefully review and consider the risks described below, as well as the risks described in Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, Item 1A, “Risk Factors,” of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, and all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected by any of these risks. Our ability to service our debt, including the notes, and the market price and liquidity of the notes, could decline due to any of these risks, and you may lose all or part of your investment. Please note that additional risks not presently known to us or that we currently deem immaterial may also materially and adversely affect us.

Our obligations under the notes are unsecured and, as a result, they are effectively subordinated in right of payment to all of our secured debt.

The notes are our general unsecured and unsubordinated obligations. Since they are unsecured, the notes are effectively subordinated in right of payment to the prior payment in full of all our secured indebtedness to the extent of the value of the assets securing such secured indebtedness. In the event of our bankruptcy, liquidation or reorganization, or upon acceleration of the notes due to an event of default, any of our assets that have been pledged to secure our indebtedness will be available to pay our obligations on the notes only after all secured indebtedness has been paid in full from the proceeds of such pledged assets. After our secured indebtedness has been paid in full from the proceeds of collateral securing such debt, there may not be sufficient assets remaining to pay amounts due on the notes and any other unsecured indebtedness then outstanding. As of June 30, 2020, on an unconsolidated basis, we had no secured indebtedness and approximately $397.1 million of unsecured and unsubordinated debt outstanding.

Our obligations under the notes are effectively subordinated to all of the indebtedness and other liabilities of our subsidiaries.

We are a holding company that conducts substantially all of our business through our subsidiaries. The notes are the exclusive obligations of Everest Reinsurance Holdings, Inc. Each of our subsidiaries are separate and distinct legal entities and none of them will guarantee or have any obligation to make any payments on the notes. In the event of our bankruptcy, liquidation or reorganization, or upon acceleration of the notes due to an event of default, assets of our subsidiaries will be available to pay obligations under the notes only after all creditors of our subsidiaries have been paid in full. As a result, the notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries. As of June 30, 2020, our subsidiaries had approximately $13.7 billion of indebtedness and other liabilities, including insurance reserves, which would rank structurally senior to the notes.

We may incur additional indebtedness that could limit the amount of funds available to make payments on the notes.

Neither we nor our subsidiaries are restricted under the terms of the indenture or the notes from incurring additional indebtedness. The terms of the indenture only limit our ability to incur indebtedness secured by a lien on the capital stock of any restricted subsidiary and to enter into certain mergers or consolidations and to transfer substantially all of our assets. However, these limitations are subject to a number of exceptions. The terms of the indenture and the notes do not limit us from incurring unsecured indebtedness or indebtedness that is secured by assets other than capital stock of restricted subsidiaries.

Any additional indebtedness or liabilities so incurred would reduce the amount of funds that we would have available to pay our obligations under the notes.

We are a holding company that relies on payments from our subsidiaries to make payments under the notes and the notes are not guaranteed.

The notes are solely our obligations and are not guaranteed by any of our subsidiaries. We are a holding company that has no significant operations or assets other than our ownership of the capital stock of our subsidiaries. Dividends and other permitted payments from our subsidiaries are expected to be the sole source of funds to meet our financial obligations and to make payments on the notes. Many of our subsidiaries are insurance companies and, as a result, payment of dividends by such subsidiaries may require prior regulatory notice or approval. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

None of Everest Group, our ultimate parent, any of our subsidiaries nor any other affiliate of ours is issuing or guaranteeing the notes described in this prospectus supplement, and no entity other than us will have any liability for any of the notes described in this prospectus supplement.

The terms of the indenture and the notes do not prohibit us from taking actions that could adversely impact your investment in the notes.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur additional indebtedness, other than as described under “Description of the Notes — Limitations on Liens on Restricted Subsidiaries’ Capital Stock”;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be structurally senior to the notes;

•	restrict our ability to repurchase or prepay any of our other securities or other indebtedness;

•	restrict our ability to make investments or to repurchase, pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes;

•	restrict our ability to enter into transactions with affiliates;

•	restrict our ability to enter into highly leveraged transactions; or

•	require us to repurchase the notes in the event of a change in control.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

An active trading market for the notes may not develop and may not afford sufficient liquidity to allow timely disposition of the notes.

The notes constitute a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or on any automated dealer quotation system. Although the underwriters for this offering have advised us that they intend to make a market in the notes after completion of this offering, they are not obligated to do so and may discontinue market making at any time. The liquidity of any trading market for, and future trading prices of, the notes will depend on many factors, including, among other things, the number of holders of the notes, our financial condition, liquidity, results of operations and prospects, prevailing interest rates, changes in our credit rating or outlook, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Therefore, no assurance can be given as to the liquidity of any trading market for the notes. A lack of liquidity in the trading of the notes could prevent you from selling the notes in the amount and at the time you desire. Finally, an illiquid trading market for the notes could result in trading prices that are substantially below the value of the principal of, and the accrued but unpaid interest on, the notes.

The notes may be redeemed prior to maturity and you may not be able to reinvest the proceeds in a comparable security.

We have the right to redeem the notes at our option, in whole or in part, at any time for cash at the applicable redemption price described in this prospectus supplement in the section entitled “Description of the Notes—Optional Redemption.” We may exercise any such redemption when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes. In addition, the redemption of the notes would be a taxable event to you for U.S. federal income tax purposes.

Our credit ratings may not reflect all risks of your investments in the notes.

We expect that the notes will be rated initially by at least one nationally recognized statistical rating organization. The ratings of the notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

Our management will have broad discretion in allocating the net proceeds of this offering.

Our management has significant flexibility in applying the net proceeds we expect to receive in this offering. We intend to use the net proceeds for general corporate purposes. Because the net proceeds are not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our application of the proceeds, and you may not agree with our decisions. In addition, our use of the proceeds from this offering may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could have a negative impact on our business, results of operations, liquidity, financial condition or prospects. See “Use of Proceeds.”

An increase in market interest rates will likely result in a decrease in the market price of the notes.

In general, as market interest rates rise, debt securities bearing interest at a fixed rate generally decline in value. Consequently, if you purchase notes and market interest rates increase, the market price of the notes will likely decline. We cannot predict the future level of market interest rates.

USE OF PROCEEDS

The net proceeds will be approximately $979,090,000 from the sale of the notes, after deducting the underwriting discount and expenses incurred by us in connection with this offering. We intend to use the net proceeds from its sale of the notes for general corporate purposes.

CAPITALIZATION

The following table sets forth as of June 30, 2020 our actual capitalization and our capitalization as adjusted to give effect to the sale of the notes. You should read this table together with our June 30, 2020 unaudited consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2020
	Actual	As Adjusted
	(dollars in thousands) (unaudited)
Long-term Debt
3.500% Senior Notes due 2050 offered hereby(1)	$—	$979,090
4.868% Senior Notes due 2044(2)	397,134	397,134
6.6% Long-term Subordinated Notes due 2067(3)	223,625	223,625

Total long-term debt	620,759	1,599,849

Stockholders’ equity
Common stock, par value $0.01; 3,000 shares authorized; 1,000 shares issued and outstanding	—	—
Additional paid-in capital	1,100,882	1,100,882
Accumulated other comprehensive income, net of deferred income taxes	143,308	143,308
Retained earnings	4,739,382	4,739,382

Total stockholders’ equity	5,983,572	5,983,572

Total capitalization	$6,604,331	$7,583,421

(1)	Amount is exclusive of $20.910 million in unamortized debt issuance costs and issuance discount.
(2)	Amount is exclusive of $2.866 million in unamortized debt issuance costs and issuance discount.
(3)	Amount is exclusive of $1.752 million in unamortized debt issuance costs and issuance discount.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus under the caption “Description of the Debt Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture (as defined below). The indenture has been qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the indenture are those provided therein and those made a part of the indenture by the Trust Indenture Act.

General

The notes will be issued as a series of debt securities under the indenture, dated as of March 14, 2000, as supplemented by the fifth supplemental indenture, to be dated as of October 7, 2020, relating to the notes (the “indenture”), in each case between Everest Holdings and The Bank of New York Mellon (as successor in interest to The Chase Manhattan Bank), as trustee (the “trustee”). For a description of the rights attaching to different series of notes under the indenture, see “Description of the Debt Securities” in the accompanying prospectus.

The notes will be issued as general unsecured and unsubordinated obligations of Everest Holdings.

We may issue from time to time, without giving notice to or seeking the consent of the holders of the notes, additional notes having the same ranking and the same interest rate, maturity and other terms as the notes being offered by this prospectus supplement, except for the issue date, initial public offering price and, if applicable, the first interest payment date. Any additional notes having such similar terms, together with the notes being offered by this prospectus supplement, will constitute a single series of debt securities for all purposes under the indenture.

The notes will be issued only in book-entry form through the facilities of DTC, and will initially be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof, and, as provided in the indenture and subject to certain limitations set forth in the indenture, the notes will be exchangeable for notes in different authorized denominations, including denominations of $1,000, after the original issuance. Transfers or exchanges of beneficial interests in the notes in book-entry form may be effected only through a participating member of the depositary. See “—Global Notes” below.

The notes will bear interest from October 7, 2020, payable in arrears on each April 15 and October 15, commencing April 15, 2021 at the rate set forth on the cover page of this prospectus supplement, to the persons in whose names the notes are registered on the preceding April 1 and October 1, respectively. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for this purpose.

Unless previously redeemed or repurchased, the notes will mature, and the principal amount of the notes will become payable, on October 15, 2050.

Any payment otherwise required to be made in respect of the notes on a date that is not a business day for the notes may be made on the next succeeding business day with the same force and effect as if made on the originally scheduled payment date. No additional interest shall accrue as a result of such delayed payment. A business day is defined in the indenture as any day other than a Saturday, Sunday or other day on which banking institutions in New York City or any place of payment are authorized by law or regulation to close.

Notwithstanding anything to the contrary contained herein, installments of interest on notes that are due and payable on an interest payment date falling on or prior to a redemption or repurchase date will be payable on such interest payment date to the holders thereof as of the close of business on the regular record date for such interest payment date.

The notes will not be entitled to any sinking fund.

Optional Redemption

Prior to April 15, 2050 (six months prior to the maturity date of the notes) (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time for cash at a redemption price (the “Optional Redemption Price”) equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed that would be due if the notes to be redeemed matured on the Par Call Date (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein), plus 30 basis points;

plus, in each case, accrued and unpaid interest on the notes to the redemption date.

At any time on or after the Par Call Date, we may redeem the notes at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the notes to the redemption date.

As used in this prospectus supplement:

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed (assuming, for this purpose, that the notes to be redeemed mature on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming for this purpose, that the notes to be redeemed mature on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for the redemption date.

“Independent Investment Banker” means either Wells Fargo Securities, LLC or Citigroup Global Markets Inc. as selected by us and any successor firm or, if each firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means Wells Fargo Securities, LLC and Citigroup Global Markets Inc. and any two other primary treasury dealers (as defined herein) selected by us; provided, that (i) if any of the foregoing shall cease to be a primary treasury dealer in U.S. Government securities (a “primary treasury dealer”), we will substitute another primary treasury dealer in its place and (ii) if we fail to select a substitute within a reasonable period of time, then the substitute will be any other primary treasury dealer selected by the trustee after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for the redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

Unless we default in payment of the redemption price, on or after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption

Certain Covenants in the Supplemental Indenture

In addition to the covenants described in the accompanying prospectus, holders of the notes will have the benefit of the covenants described below.

Limitations on Sales of Restricted Subsidiaries’ Capital Stock

We will not sell, transfer or otherwise dispose of any shares of capital stock of a restricted subsidiary, and we will not permit any restricted subsidiary to sell, transfer or otherwise dispose of any shares of capital stock of any other restricted subsidiary, unless the entire capital stock of the restricted subsidiary at the time owned by us and our restricted subsidiaries is disposed of at the same time for a consideration consisting of cash or other property, which, in the opinion of our board of directors, is at least equal to the fair value of the restricted subsidiary. These restrictions do not apply to the sale, transfer or disposition of directors’ qualifying shares or sales or transfers to us or to other restricted subsidiaries.

For purposes of the supplemental indenture relating to the notes, “restricted subsidiary” means a subsidiary that is a regulated insurance company principally engaged in one or more of the life, annuity, property and casualty insurance or reinsurance businesses unless such subsidiary’s total assets and total revenues are less than 10% of our and our consolidated subsidiaries’ total assets and total revenues, respectively, including the restricted subsidiary, unless our board of directors determines that the subsidiary is not material to our and our subsidiaries’ financial condition taken as a whole. As of the date of this prospectus supplement, our only restricted subsidiary is Everest Re. Everest Re accounted for $3.07 billion of total revenues, or approximately 105.3% of our consolidated revenues for the six-month period ended June 30, 2020, due to realized capital losses by Everest Holdings. As of June 30, 2020, Everest Re had $18.6 billion of total assets, or approximately 91.8% of our consolidated assets.

Limitations on Liens on Restricted Subsidiaries’ Capital Stock

We will not, and will not permit any restricted subsidiary at any time to, create, assume, incur or permit to exist any indebtedness secured by a pledge, lien or other encumbrance on the capital stock of any restricted subsidiary without making effective provision whereby the notes then outstanding, and, if we elect, any other indebtedness ranking on a parity with the notes, will be equally and ratably secured with that other indebtedness so long as that other indebtedness is secured.

Events of Default

An “Event of Default” under the indenture with respect to the notes is defined as any of the following events:

•	we fail to pay the principal of or any premium on any note when due;

•	we fail to pay any interest on any note within 30 days from its due date;

•

we default in the performance, or breach, of any covenant or warranty of any note, for 60 days after the trustee or the holders of at least 25% in principal amount of the outstanding notes give us written notice of the default and require us to remedy the breach. However, the 60-day period may be extended by either the trustee or the trustee and the holders of at least the same principal amount of the outstanding notes that had given notice of the default, and the trustee;

•

we default under any (i) debt for any money borrowed, including any other series of debt securities, (ii) mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed or (iii) guarantee of payment for money borrowed, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, and any default shall result in the indebtedness becoming due prior to its stated maturity; provided, however, a default shall exist under this clause only if the aggregate principal amount outstanding under all of the indebtedness that has become due prior to its stated maturity exceeds $50,000,000 and the accelerated indebtedness has not been discharged or the acceleration of the indebtedness has not been rescinded or annulled within 10 days after the trustee or the holders of at least 25% in principal amount of the notes give us written notice of the default and require that we remedy the breach;

•

a court of competent jurisdiction enters (A) a decree or order for relief with respect to us in respect of an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging us to be bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of under any applicable bankruptcy, insolvency, reorganization or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official with respect to us or of any substantial part of our property, or ordering the winding up or liquidation of our affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

•

we commence a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by us to the entry of a decree or order for relief in respect to an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against us, or the filing by us of a petition or answer or consent seeking reorganization or relief under any applicable bankruptcy, insolvency, reorganization or other similar law, or the consent by us to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official or of any substantial part of our property, or the making by us of an assignment for the benefit of creditors, or the admission by us in writing of our inability to pay our debts generally as they become due, or the authorization of any such action by our board of directors.

If an event of default with respect to the notes occurs and is continuing, then the trustee or holders of not less than 25% in principal amount of the outstanding notes may, by written notice to us, and to the trustee if given by the holders, declare the unpaid principal amount and accrued interest of all outstanding notes to be due and payable immediately.

At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and specified other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes may, under specified circumstances, rescind and annul an acceleration and its consequences if:

•

we deposit with the trustee funds sufficient to pay all overdue principal of and premium and interest on the notes and other amounts due to the trustee and, to the extent that payment of the interest is lawful, interest on the overdue interest; and

•	all existing events of default with respect to the notes have been cured or waived, except non-payment of principal or interest on the notes that has become due solely because of the acceleration.

The holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or to direct the exercise of any trust or power conferred on the trustee with respect to the notes.

The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No holder of any note will have any right to institute a proceeding with respect to the indenture for the appointment of a receiver or for any remedy under the indenture unless:

•	that holder has previously given the trustee written notice that an event of default with respect to the notes has occurred and is continuing;

•	the holders of a majority in principal amount of the outstanding notes have made written request to institute the proceeding;

•	the holder or holders have offered reasonable indemnity to the trustee;

•	the trustee has failed to institute the proceeding for 60 days after receipt of the notice and offer of indemnity; and

•

the trustee has not received from the holders of a majority in principal amount of the outstanding notes a direction inconsistent with the written request for 60 days after receipt of the notice and offer of indemnity.

Notwithstanding the foregoing, the holder of any note will have an absolute and unconditional right to receive payment of the principal of and any premium and interest on that note on its maturity date, or, in the case of redemption, the date of redemption, and to institute suit for the enforcement of any payment.

Defeasance

The indenture provisions relating to satisfaction and discharge and legal and covenant defeasance that are described in the accompanying prospectus under the caption “Description of the Debt Securities—Defeasance and Covenant Defeasance” will apply to the notes.

Paying Agent and Registrar

The Bank of New York Mellon will act as paying agent and registrar for the notes.

Book-Entry Delivery and Settlement

Global Notes

The notes will be represented by one or more global securities registered in the name of the nominee of the depositary, and will be available for purchase in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Each global security will be deposited with the depositary, its nominee or custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer of the notes referred to below and any other matters as may be provided for pursuant to the indenture.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, S.A., which we refer to as Clearstream, or Euroclear Bank SA/NV, as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by NYSE Euronext and the Financial Industry Regulatory Authority, Inc.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking Commission to carry out banking activities on a global basis.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under such notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under such notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of such notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certified Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

• DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

• an Event of Default with respect to such notes has occurred and is continuing, and DTC requests the issuance of certificated notes; or

• we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES

United States

The following is a general discussion of certain United States federal tax consequences of the acquisition, ownership and disposition of the notes by initial holders of notes, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Internal Revenue Code of 1986 (the “Code”), the Treasury Regulations thereunder and administrative rulings and court decisions, all as of the date hereof, and all of which are subject to change, possibly retroactively. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the notes (“Holders”) who purchase notes at their original issue price (generally the first price at which a substantial amount of the notes are sold for money to the public, not including purchases by bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and who hold such notes as capital assets within the meaning of Section 1221 of the Code and assumes that such issue price is the price stated on the cover of this prospectus supplement. This discussion assumes that the notes are not issued with original issue discount as that term is defined in the Code and Treasury Regulations. This discussion does not consider any specific facts or circumstances or special tax rules that may apply to a particular Holder based on its status (including, for example, a bank, a financial institution, a broker-dealer, an insurance company, a passive foreign investment company, a controlled foreign corporation, an individual retirement or other tax-deferred account, an S corporation, a broker-dealer or dealer or trader in securities or currencies, a tax-exempt organization, a partnership or other pass-through entity, an expatriate, a real estate investment trust, a regulated investment company, accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code or a person that holds securities as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax, Medicare tax on unearned income or estate and gift tax consequences or any aspect of state, local or foreign taxation. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and we cannot assure you that the IRS will agree with such statements and conclusions.

For purposes of this discussion, a “U.S. Holder” means a Holder that is, for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A Non-U.S. Holder is a Holder that is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes holds the notes, the tax treatment of a partner thereof will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding the notes should consult their tax advisors as to the tax consequences to them of the purchase, ownership and disposition of the notes by the partnership.

Certain Contingent Payments

In certain circumstances, Everest Holdings may redeem the notes at times earlier than the final maturity. See, “Description of the Notes—Optional Redemption”. Such redemptions may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” Under applicable Treasury Regulations, the possibility of redemption will not affect the amount, timing or character of income recognized by a Holder with respect to the notes if, as of the date the notes were issued, there is only a remote chance that Everest Holdings will redeem the notes or certain other exceptions apply. We intend to take the position that the contingencies associated with any redemption should not cause the notes to be subject to the contingent payment debt instrument rules. Our determination is binding on a Holder unless such Holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, a Holder might be required to accrue interest income at a higher rate than the stated interest rate on the notes, and to treat as ordinary income any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

U.S. Federal Income Taxation of U.S. Holders

Payments of interest – All interest payable on a note will be “qualified stated interest,” as that term is defined in the Code and the Treasury Regulations. Moreover, we do not expect to issue the notes at a discount from their stated principal amount that will exceed a statutory de minimis amount. Accordingly, interest on a note will generally be includable in income of a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder’s method of accounting for tax purposes. Interest income on a note generally will be considered United States source income.

See the discussion below under “Information Reporting and Backup Withholding” regarding certain information we may be required to provide to the IRS with respect to payments to U.S. Holders and circumstances under which we may be required to withhold U.S. federal income tax on payments to U.S. Holders.

Disposition – In general, a U.S. Holder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the notes measured by the difference between (1) the amount of cash and fair market value of property received (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (2) the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes generally will equal the cost of the notes to the U.S. Holder, less any principal payments received by such U.S. Holder. Any gain or loss will generally be long-term capital gain or loss, provided the notes had been held by such U.S. Holder for more than one year at the time of disposition. In the case of individual U.S. Holders, long-term capital gain is currently subject to a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses by U.S. Holders is subject to limitations.

A U.S. Holder that sells a note between interest payment dates will be required to treat as ordinary interest income an amount equal to interest that has accrued through the date of sale that has not been previously included in income.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest – Subject to the discussions of FATCA and backup withholding below, payments of interest on the notes to a Non-U.S. Holder will not be subject to withholding of U.S. federal income tax or U.S. withholding tax, unless such payments are effectively connected with the conduct of a U.S. trade or business, and in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained in the United States by the Non-U.S. Holder, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation that is actually or constructively related to us through stock ownership; and

•

either (a) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), depending on the Non-U.S. Holder’s circumstances, under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) holds the notes on behalf of the beneficial owner and certifies to us or our agent, under penalties of perjury, that a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), depending on the Non-U.S. Holder’s circumstances, has been received by it from the Non-U.S. Holder or a qualifying intermediary and furnishes a copy to our agent; provided that a non-United States Financial Institution may fulfill the certification requirement by providing a Form W-8IMY to us certifying that it has entered into an agreement with the IRS to be treated as a qualifying intermediary.

The requirements set forth in the bulleted clauses above are known as the “Portfolio Interest Exception.”

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exception, payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

•

IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), depending on the Non-U.S. Holder’s circumstances, claiming, under penalties of perjury, an exemption from, or reduction in, the U.S. federal withholding tax rate under a tax treaty (a “Treaty Rate”), or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to the U.S. federal withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to U.S. federal income tax rates on a net income basis as described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims a Treaty Rate to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own independent tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not serve to avoid withholding if we have actual knowledge or reason to know that statements on the form are false.

If interest on the notes is “effectively connected”, as that term is defined in the Code and the Treasury Regulations, with a U.S. trade or business of the Non-U.S. Holder (and if required by an applicable treaty, attributable to a U.S. permanent establishment of the Non-U.S. Holder), the Non-U.S. Holder, although exempt from the U.S. federal withholding tax described above (provided that the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation and interest on the note is effectively connected with its U.S. trade or business (and if required by applicable treaty, attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), such Holder may be subject to an additional branch profits tax at a rate of 30% (unless reduced by treaty) in respect of such interest. A Non-U.S. Holder that is engaged in the conduct of a trade or business in the United States is urged to consult its tax advisors regarding the U.S. tax consequences of the ownership and disposition of the notes.

Disposition – Except with respect to accrued and unpaid interest (which is subject to the rules discussed above under “U.S. Federal Income Taxation of Non-U.S. Holders—Payment of Interest”), a Non-U.S. Holder will not be subject to United States federal income tax or withholding tax on gain realized on the sale, exchange or other disposition of the notes, unless (a) that Holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met or (b) the gain is effectively connected with the conduct of a United States trade or business of the Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained in the United States by the Holder). If the exception under (a) applies, the Non-U.S. Holder will be subject to tax equal to 30% on the gain realized except as provided under an applicable treaty. If the exception under (b) applies, the Non-U.S. Holder will be subject to U.S. federal income tax as described under “—U.S. Federal Income Taxation of U.S. Holders—Disposition” unless an applicable treaty provides otherwise, and if such holder is a corporation, it may be subject to an additional 30% branch profits tax (unless reduced by treaty). Accrued and unpaid interest realized on a sale, exchange or other disposition of a note will be subject to U.S. federal income tax to the extent interest would have been subject to U.S. federal income tax as described under “—U.S. Federal Income Taxation of Non-U.S. Holders—Payments of Interest.”

Information Reporting and Backup Withholding

We will, where required, report to Holders and the IRS the amount of any interest paid on the notes in each calendar year and the amounts of federal tax withheld, if any, with respect to payments. A U.S. Holder may be subject to information reporting and to backup withholding with respect to payments of interest made on the notes, or on proceeds of the disposition of the notes before maturity, unless that U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

Under the Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or any agent thereof (in its capacity as such) to a Non-U.S. Holder if such Non-U.S. Holder has provided the required certification that it is not a U.S. person on the IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), depending on the Non-U.S. Holder’s circumstances, or has otherwise established an exemption (provided that neither Everest Holdings nor its agent has actual knowledge that such holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

Payments of the proceeds from the sale of the notes to or through a foreign office of a broker (as defined in applicable Treasury Regulations) will not be subject to information reporting or backup withholding, unless the broker is (1) a U.S. person, (2) a “controlled foreign corporation,” (3) a foreign person 50% or more of whose gross income for certain periods is effectively connected with a United

States trade or business or (4) a foreign partnership, if, at any time during its taxable year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a United States trade or business, and the Non-U.S. Holder does not establish an exception as specified in the Treasury Regulations regarding backup withholding and information reporting, as applicable.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against the Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS. Holders should consult their own tax advisors regarding its effect, if any, of any of these rules with respect to their particular situation.

Foreign Account Tax Compliance

Sections 1471 through to 1474 of the Code (including any regulations or official interpretations issued with respect thereof or agreements thereunder, “FATCA”) generally imposes a withholding tax of 30% on payments of U.S. source interest and payments of gross proceeds from the disposition of a debt instrument producing such interest made to (i) a “foreign financial institution” (as defined in the Code) (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution is “deemed compliant,” complies with an applicable intergovernmental agreement between the United States and the jurisdiction of residence of such institution and any applicable laws, regulation and guidance implementing such intergovernmental agreement and/or enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding certain United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a foreign entity that is not a financial institution in certain cases (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity, or certifies that it does not have any substantial United States owners. Proposed Treasury regulations were recently published that eliminate withholding on payments of gross proceeds. Pursuant to the proposed Treasury regulations, we and any withholding agent may rely on these changes to FATCA withholding until the date when final Treasury regulations are issued.

If any amount of, or in respect of, U.S. withholding tax were to be deducted or withheld from payments on the notes as a result of a failure by an holder (or by an institution through which an investor holds the notes) to comply with FATCA, no person would, pursuant to the terms of the notes, be required to pay additional amounts with respect to any notes as a result of the deduction or withholding of such tax. Prospective purchasers of the notes should consult their own tax advisors regarding the implications of FATCA on their investment in the notes.

CERTAIN CONSIDERATIONS FOR ERISA AND

OTHER U.S. EMPLOYEE BENEFIT PLANS

Subject to the following discussion, the notes may be acquired by an “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Code or an entity deemed to hold plan assets of the foregoing (each of which is referred to as a benefit plan investor), as well as by governmental plans (as defined in Section 3(32) of ERISA) and church plans (as defined in Section 3(33) of ERISA) (collectively, with benefit plan investors, referred to as plans). Section 406 of ERISA and Section 4975 of the Code prohibit benefit plan investors from engaging in certain transactions with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such benefit plan investor. A violation of these “prohibited transaction” rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for such persons or the fiduciaries of such benefit plan investor. In addition, Title I of ERISA requires fiduciaries of a benefit plan investor subject to ERISA to make investments that are prudent, diversified and in accordance with the governing plan documents. Employee benefit plans that are governmental plans are not subject to the fiduciary and prohibited transaction provisions of ERISA or Section 4975 of the Code. However, such plans may be subject to similar restrictions under applicable federal, state, local or other law.

General Fiduciary Matters

In considering an investment in the notes of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification and prohibited transaction provisions of ERISA, the Code and any other similar law, as applicable.

Prohibited Transaction Issues

The acquisition and/or holding of the notes by or on behalf of a benefit plan investor could be considered to give rise to a prohibited transaction if we or the underwriters are or become, or another party involved with this offering is or becomes, a party in interest or a disqualified person with respect to such benefit plan investor. Certain exemptions from the prohibited transaction rules could be applicable to the purchase and holding of the notes by a benefit plan investor depending on the type and circumstances of the plan fiduciary making the decision to acquire such notes and the relationship of the party in interest to the benefit plan investor. Included among these exemptions are: Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions between a benefit plan investor and non-fiduciary service providers to the benefit plan investor; Prohibited Transaction Class Exemption (“PTCE”) 96-23, regarding transactions effected by “in-house asset managers;” PTCE 95-60, regarding investments by insurance company general accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 90-1, regarding investments by insurance company pooled separate accounts; and PTCE 84-14, regarding transactions effected by “qualified professional asset managers.” Even if the conditions specified in one or more of these exemptions are met, the scope of the relief provided by these exemptions might or might not cover all acts which might be construed as prohibited transactions. There can be no assurance that any of these, or any other exemption, will be available with respect to any particular transaction involving the notes, and prospective acquirers that are benefit plan investors should consult with their legal advisors regarding the applicability of any such exemption.

Representation

By acquiring a note (or interest therein), each purchaser and transferee (and if the purchaser or transferee is a plan, its fiduciary) is deemed to represent, warrant and covenant that either (i) it is not acquiring the note (or interest therein) with the assets of a plan; or (ii) the acquisition and holding of the note (or interest therein) will not give rise to (a) a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code because such purchaser or transferee relied on an available prohibited transaction exemption, all of the conditions of which are satisfied, or (b) a violation of an applicable federal, state, local or other law similar to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar law to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

We have entered into an underwriting agreement with Wells Fargo Securities, LLC and Citigroup Global Markets Inc., as joint book-running managers and representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriters	Principal Amount of Notes
Wells Fargo Securities, LLC	$250,000,000
Citigroup Global Markets Inc.	250,000,000
HSBC Securities (USA) Inc.	120,000,000
Barclays Capital Inc.	40,000,000
Credit Suisse Securities (USA) LLC	40,000,000
Deutsche Bank Securities Inc.	40,000,000
Goldman Sachs & Co. LLC	40,000,000
J.P. Morgan Securities LLC	40,000,000
Morgan Stanley & Co. LLC	40,000,000
UBS Securities LLC	40,000,000
BofA Securities, Inc.	20,000,000
BNY Mellon Capital Markets, LLC	20,000,000
Commerz Markets LLC	20,000,000
Lloyds Securities Inc.	20,000,000
RBC Capital Markets, LLC	20,000,000

Total	$1,000,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes. In the event of default by any underwriter, the underwriting agreement provides that, in specified circumstances, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters initially propose to offer some of the notes directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the initial public offering price less a concession per note not to exceed 0.525% of the principal amount of the notes. The underwriters may allow, and dealers may re-allow, a concession per note not to exceed 0.350% of the principal amount of the notes on sales to other dealers. If all of the notes are not sold at the initial public offering price, the representatives may change the initial public offering price and the other selling terms.

We have agreed that, for a period beginning on the date of this prospectus supplement and continuing to, and including, the later of (1) the date 30 days after the closing date for the purchase of the notes and (2) the completion of the distribution of the notes by the underwriters, they will not offer, sell or contract to sell or otherwise dispose of any notes or any of our other securities that are substantially similar to the notes or any securities convertible into or exchangeable for or representing the right to receive notes, without the prior written consent of Wells Fargo Securities, LLC and Citigroup Global Markets Inc., except for the notes offered in connection with this offering.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange. The underwriters have advised us that they intend to make a market in the notes, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters may conduct these transactions in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

The expenses associated with the offer and sale of the notes (excluding the underwriting discount) to be paid by us are estimated to be approximately $600,000.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates for which they received or may in the future receive customary fees and expenses. In particular, affiliates of Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and HSBC Securities (USA) Inc. act as agents and/or lenders under Everest Group’s Third Amended and Restated Credit Agreement, dated as of May 26, 2016. In addition, HSBC Securities (USA) Inc. has provided us with certain financial advisory services for which they received customary fees.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The Bank of New York Mellon is serving as the trustee with respect to the notes. BNY Mellon Capital Markets, LLC, an affiliate of The Bank of New York Mellon, is an underwriter for this offering. Pursuant to the Trust Indenture Act, if an event of default were to occur with respect to the notes, The Bank of New York Mellon may be deemed to have a conflicting interest, by virtue of being an affiliate of one of the underwriters of the notes. In that event, The Bank of New York Mellon would be required to resign or eliminate the conflicting interest.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area and the United Kingdom

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European

Economic Area or the United Kingdom. For the purposes of this provision: (A) the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of the Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended); and (B) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

When used in relation to the United Kingdom, references to Regulations or Directives in this prospectus supplement means those Regulations or Directives as they form part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in United Kingdom domestic law, as appropriate.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the ‘‘FSMA’’)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21 (1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Hong Kong

Each underwriter has represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong any notes by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to any notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell any notes in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has represented, warranted and agreed that (a) it has not circulated or distributed and will not circulate or distribute this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, (b) has not offered or sold and will not offer or sell any notes, and (c) has not made and will not make any notes to be the subject of an invitation for subscription or purchase, whether directly or indirectly, in each of the cases of (a) to (c), to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2)) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

This prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may any notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law; or

•	as specified in Section 276(7) of the SFA.

Notification under Section 309B of the SFA—In connection with Section 309B of the SFA and the CMP Regulations 2018, we have determined, and hereby notify all relevant persons (as defined in Section 309(A)(1) of the SFA), that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Mayer Brown LLP, New York, New York and for the underwriters by Willkie Farr & Gallagher LLP, New York, New York. Willkie Farr & Gallagher LLP provides and may provide in the future legal services to Everest Group, Everest Holdings and their subsidiaries for which Willkie Farr & Gallagher LLP has received and may continue to receive customary fees.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Everest Reinsurance Holdings, Inc. for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

SEC rules permit us to “incorporate by reference” the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC) on or after the date of this prospectus supplement but before the end of the offering made under this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019; and

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.

Any statements made in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement, the accompanying prospectus or in any other subsequently filed document which is also incorporated into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

Upon request, we will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Everest Reinsurance Holdings, Inc.

477 Martinsville Road

P.O. Box 830

Liberty Corner, New Jersey 07938-0830

Attention: Sanjoy Mukherjee

(908) 604-3000

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the website maintained by the SEC at http://www.sec.gov. These filings are also available to the public from commercial document retrieval services.

We have filed with the SEC a “shelf” registration statement on Form S-3, including exhibits filed with the registration statement. This prospectus supplement and accompanying prospectus do not contain all of the information in the registration statement. We have omitted parts of the registration statement from this prospectus supplement and the accompanying prospectus in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus supplement and accompanying prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

PROSPECTUS

EVEREST RE GROUP, LTD.

Common Shares, Preferred Shares, Debt Securities,

Warrants to Purchase Common or Preferred Shares or Debt Securities,

Share Purchase Contracts and Share Purchase Units

EVEREST REINSURANCE HOLDINGS, INC.

Debt Securities

EVEREST RE CAPITAL TRUST III

Preferred Securities

We may offer and sell from time to time securities in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

Everest Group may offer and sell the following securities:

•	common shares;

•	preferred shares;

•	senior or subordinated debt securities, which may be convertible into common or preferred shares;

•	warrants to purchase common shares, preferred shares or debt securities; and

•	share purchase contracts and share purchase units.

Everest Holdings may offer and sell senior or subordinated debt securities, which may be convertible into Everest Group common or preferred shares and which may be guaranteed by Everest Group.

Everest Capital Trust may offer and sell investment grade preferred securities, which will be guaranteed by Everest Holdings and which may be guaranteed by Everest Group.

Each time that securities are sold using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add to or update information contained in this prospectus. You should read this prospectus and the supplement carefully before you invest.

The securities may be offered and sold to or through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” contained in any applicable prospectus supplement or other document filed with the SEC that is incorporated by reference in this prospectus for a discussion of certain factors that you should consider before buying the securities.

Everest Group’s common shares are listed on the New York Stock Exchange under the symbol “RE.” If we decide to list any other of these securities on a national securities exchange upon issuance, the applicable supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 12, 2018.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references in this prospectus to “we,” “us” and “our” refer to Everest Re Group, Ltd. and its subsidiaries, collectively. References to “Everest Group” refer to Everest Re Group, Ltd. References to “Everest Holdings” refer to Everest Reinsurance Holdings, Inc. References to “Everest Bermuda” refer to Everest Reinsurance (Bermuda), Ltd. References to “Everest Capital Trust” refer to Everest Re Capital Trust III. References to the “common shares” refer to Everest Group’s common shares, par value $0.01 per share. References to “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

IF SECURITIES OFFERED HEREBY ARE SOLD BY MEANS OF A FIRM COMMITMENT UNDERWRITING, CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING MADE HEREBY.

Pursuant to the Companies Act 1981 of Bermuda, there is no requirement to file this prospectus or any prospectus supplement made pursuant hereto with the Registrar of Companies in Bermuda. Neither the Bermuda Monetary Authority, the Registrar of Companies nor any other relevant Bermuda authority or government body accept any responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed herein.

Any person who, directly or indirectly, becomes a holder of at least 10 percent, 20 percent, 33 percent, or 50 percent of the common shares must notify the Bermuda Monetary Authority in writing within 45 days of becoming such a holder. In addition, any person who, directly or indirectly, has reduced or disposed of the voting rights of the common shares so that they will have reached or fallen below 10 percent, 20 percent, 33 percent, or 50 percent of the common shares must notify the Bermuda Monetary Authority in writing within 45 days after such disposal.

For so long as Everest Group has as a subsidiary an insurer registered under the Insurance Act 1978 (as amended) of Bermuda, the Bermuda Monetary Authority may at any time, by written notice, object to a person holding 10 percent or more of Everest Group’s common shares if it appears to the Bermuda Monetary Authority that the person is not or is no longer fit and proper to be such a holder. In such a case, the Bermuda Monetary Authority may require the shareholder to reduce its holding of common shares of Everest Group and direct, among other things, that such shareholder’s voting rights attaching to the common shares shall not be exercisable. A person who does not comply with such a notice or direction from the Bermuda Monetary Authority will be guilty of an offence.1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus may contain forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. In some cases, these statements can be identified by the use of forward-looking words such as “may,” “will,” “should,” “could,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential” and “intend.” You should be aware that these statements and any other forward-looking statements in these documents only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed under the heading “Risk Factors” contained in any applicable prospectus supplement or other document filed with the SEC that is incorporated by reference in this prospectus. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

EVEREST RE GROUP, LTD.

Our principal business, conducted through our operating subsidiaries, is the underwriting of reinsurance and insurance in the United States, Bermuda and international markets. Reinsurance is a form of insurance purchased by an insurance company to indemnify it for all or part of the loss that it may sustain under insurance contracts it has written. Insurance companies purchasing reinsurance are often referred to as ceding companies or reinsureds.

We underwrite reinsurance both through brokers and directly with ceding companies, giving us the flexibility to pursue business regardless of the ceding company’s preferred reinsurance purchasing method. Everest Group’s active operating subsidiaries are each rated A+ (“Superior”) by A.M. Best Company, an independent insurance industry rating organization that rates insurance companies on factors of concern to policyholders.

The address of our principal executive offices is Seon Place – 4th floor, 141 Front Street, P. O. Box HM 845, Hamilton, HM 19, Bermuda, and our telephone number is (441) 295-0006.

Our significant operating subsidiaries are the following:

•	Everest Reinsurance Company, a Delaware insurance company, underwrites property and casualty reinsurance for insurance and reinsurance companies in the United States and international markets.

•	Everest Bermuda, a Bermuda insurance company, writes property and casualty business and life and annuity business through its office in Bermuda and a branch in the United Kingdom.

•	Everest National Insurance Company, a Delaware insurance company, writes property and casualty insurance in the United States.

•

Everest Indemnity Insurance Company, a Delaware insurance company, engages in the excess and surplus lines insurance business in the United States. Excess and surplus lines insurance is specialty property and liability coverage that an insurer not licensed to write insurance in a particular state is permitted to provide when the specific specialty coverage is unavailable from licensed insurers.

•	Everest Security Insurance Company, a Georgia insurance company, writes property and casualty insurance primarily in Georgia and Alabama.

•	Everest Denali, a Delaware insurance company, is licensed to write property and casualty reinsurance.

•	Everest Premier, a Delaware insurance company is licensed to write property and casualty reinsurance.

•	Everest International Reinsurance, Ltd., a Bermuda Insurance company, writes property and casualty business.

•	Everest Reinsurance Company (Ireland), dac, an Ireland reinsurance company, writes non-life reinsurance, both directly and through brokers, for the London and European markets.

•	Everest Insurance (Ireland) dac, an Ireland insurance company, writes insurance for the European markets.

•	Everest Insurance Company of Canada, a Canadian insurance company, writes property and casualty insurance in all Canadian provinces.

•

Everest International Assurance, Ltd., a Bermuda insurance company has made a one-time election under section 953(d) of the U.S. Internal Revenue Code to be a U.S. income tax paying “Controlled Foreign Corporation.” By making this election, Everest International Assurance is licensed to write life reinsurance and casualty reinsurance in both Bermuda and the U.S.

•

Mt. Logan Re Ltd., a Bermuda insurance company and a direct subsidiary of Everest Group, is registered as a Bermuda segregated accounts company effective February 27, 2013 under The Segregated Accounts Companies Act 2000 and 100% of the voting common shares are owned by Group. Separate segregated accounts for Mt. Logan Re began being established effective July 1, 2013 and non-voting, redeemable preferred shares have been issued to capitalize its segregated accounts. Each segregated account invests predominately in a diversified set of catastrophe exposures, diversified by risk/peril and across different geographic regions globally.

•

Mt. McKinley Insurance Company, a Delaware insurance company and a direct subsidiary of Holdings, was acquired by Holdings in September 2000 from The Prudential. In 1985, Mt. McKinley ceased writing new and renewal insurance and commenced a run-off operation to service claims arising from its previously written business. Effective September 19, 2000, Mt. McKinley and Bermuda Re entered into a loss portfolio transfer reinsurance agreement, whereby Mt. McKinley transferred, for arm’s-length consideration, all of its net insurance exposures and reserves to Bermuda Re. Effective July 13, 2015, the Company sold all of the outstanding shares of capital stock Mt. McKinley to Clearwater Insurance Company. The operating results of Mt. McKinley through July 13, 2015 are included within the Company’s financial statements.

•

Heartland Crop Insurance, Inc., a Kansas based managing general agent and a direct subsidiary of Holdings, was acquired on January 2, 2011. Heartland specializes in crop insurance, which is written mainly through Everest National. Effective August 24, 2016, the Company sold Heartland to CGB. The operating results of Heartland for the period owned are included within the Company’s financial statements.

EVEREST REINSURANCE HOLDINGS, INC.

Everest Holdings was established in 1993 in Delaware to serve as the parent holding company of Everest Reinsurance Company. Until October 6, 1995, Everest Holdings was an indirect, wholly-owned subsidiary of The Prudential Insurance Company of America. On October 6, 1995, The Prudential Insurance Company of America sold its entire interest in Everest Holdings’ shares of common stock in an initial public offering. Effective February 24, 2000, Everest Holdings completed a restructuring whereby Everest Holdings became a wholly-owned subsidiary of Everest Group, and each outstanding share of common stock of Everest Holdings automatically converted into one common share of Everest Group. Effective December 30, 2008, Everest Holdings became a wholly owned subsidiary of Everest Underwriting Group (Ireland) Limited (“Holdings Ireland”), via a capital contribution of all of the outstanding stock of Everest Holdings from Everest Group to Holdings Ireland. Holdings Ireland is a direct subsidiary of Everest Group.

Everest Holdings’ principal executive offices are located at 477 Martinsville Road, P.O. Box 830, Liberty Corner, New Jersey 07938-0830, and its telephone number is (908) 604-3000.

EVEREST RE CAPITAL TRUST III

Everest Holdings created Everest Capital Trust as a Delaware statutory trust pursuant to its trust agreement. Everest Holdings will enter into an amended and restated trust agreement, referred to in this prospectus as the trust agreement, for Everest Capital Trust, which will state the terms and conditions for Everest Capital Trust to issue and sell preferred securities and common securities.

Everest Capital Trust exists solely to:

•	issue and sell investment grade preferred securities, representing undivided beneficial interests in the assets of the trust, to the public;

•	issue and sell its common securities, representing undivided beneficial interests in the assets of the trust, to Everest Holdings;

•	use the proceeds from the sale of its preferred and common securities to purchase a series of Everest Holdings’ junior subordinated debt securities;

•	distribute the cash payments it receives from the junior subordinated notes it owns to the holders of the preferred and common securities; and

•	engage in other activities that are necessary or incidental to these purposes.

Everest Holdings will purchase all of the common securities of Everest Capital Trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of the trust’s total capitalization. The preferred securities will represent the remaining 97% of the trust’s total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Everest Holdings defaults on the related junior subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate in priority of payment to these amounts payable on the preferred securities.

The preferred securities will be guaranteed by Everest Holdings and may be guaranteed by Everest Group as described under the heading “Description of the Trust Preferred Securities Guarantees” on page 32 of this prospectus. Everest Capital Trust is a legally separate entity, and its assets are not available to satisfy the obligations of any other capital trust created by Everest Holdings.

Everest Holdings has appointed five trustees to conduct the business and affairs of Everest Capital Trust:

•	The Bank of New York Mellon, as successor in interest to JPMorgan Chase Bank, N.A., as property trustee;

•	BNY Mellon Trust of Delaware, as Delaware trustee; and

•	Three officers of Everest Holdings, as administrative trustees.

Except under specified limited circumstances, only Everest Holdings can remove or replace the trustees.

Everest Holdings will pay all fees and expenses related to Everest Capital Trust and the offering of the preferred securities and will pay all ongoing costs and expenses of Everest Capital Trust, except Everest Capital Trust’s obligations under its preferred and common securities.

Everest Capital Trust does not have separate financial statements. The statements would not be material to holders of the preferred securities because Everest Capital Trust does not have any independent operations and exists solely for the reasons described above. During any financial reporting periods when

Everest Capital Trust has preferred securities outstanding, each of Everest Holdings and Everest Group will include in a footnote to the financial statements the following disclosures:

•	Everest Capital Trust is a 100% wholly-owned finance subsidiary of Everest Holdings;

•

Everest Holdings considers that the mechanisms and obligations relating to the trust preferred securities, taken together, constitute a full and unconditional guarantee by Everest Holdings of Everest Capital Trust’s payment obligation with respect to the trust preferred securities; and

•

There are regulatory and contractual restrictions on the ability of Everest Holdings’ operating subsidiaries to transfer funds to Everest Holdings in the form of cash dividends, loans or advances. The insurance laws of the State of Delaware, where Everest Holdings’ direct insurance subsidiaries are domiciled, require regulatory approval before those subsidiaries can pay dividends or make loans or advances to Everest Holdings that exceed specified statutory thresholds.

Everest Capital Trust’s principal executive office is located at 477 Martinsville Road, P.O. Box 830, Liberty Corner, New Jersey 07938-0830, and its telephone number is (908) 604-3000.

RATIO OF EARNINGS (LOSSES) TO FIXED CHARGES

	June 30,		Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013	2012
Everest Group (including interest on annuities) (1)	16.38	33.25	11.46	26.48	26.92	31.90	30.11	16.44
Everest Group (excluding interest on annuities) (1)(2)	15.92	32.05	11.82	27.49	28.13	33.11	31.71	17.22
Everest Holdings (1)(3)	(16.68)	15.14	(2.38)	10.97	16.28	16.71	25.52	13.74

(1)

For purposes of determining this ratio, “earnings” consist of consolidated net income before federal income taxes plus fixed charges. “Fixed charges” consist of interest expense on senior, subordinated debt, amortization of bonds, annuity contracts and the revolving credit agreement and that portion of operating leases that are representative of the interest factor.

(2)

Although the ratio excluding interest on annuities is not required or encouraged to be disclosed under applicable SEC rules, it is presented because interest credited to annuity policyholder accounts is not always considered a borrowing cost for an insurance company.

(3)

The ratio of earnings (losses) to fixed charges for Everest Holdings is in a negative position for the six months ended June 30, 2018 and the year end 2017. The amount of additional earnings that would have been required to achieve a one to one ratio of earnings to fixed charges are shown below:

	Six Months Ended June 30, 2018	Year Ended December 31, 2017
(Dollars in millions)
Everest Holdings	$319.9	$123.0

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be used for working capital and other general corporate purposes.

DESCRIPTION OF EVEREST GROUP’S SHARE CAPITAL

The following is a summary of the material provisions of the memorandum of association and bye-laws of Everest Group relating to the common shares and preferred shares. You should refer to the memorandum of association and bye-laws for additional information regarding the common shares and preferred shares. Copies of the memorandum of association and bye-laws are included as exhibits to the registration statement of which this prospectus is a part.

General

Everest Group’s authorized share capital consists of 200,000,000 common shares, par value $0.01 per share, of which 40,855,442 were issued and outstanding as of August 1, 2018, including 310,184 that were subject to stock options outstanding as of August 1, 2018 which are, or may become, exercisable into common shares; and 50,000,000 preferred shares, par value $0.01 per share, none of which are currently issued and outstanding. From time to time, Everest Group repurchases its common shares directly or through its subsidiaries.

Common Shares

Everest Group’s common shares are listed on the New York Stock Exchange under the symbol “RE.” The common shares currently issued and outstanding are fully paid and nonassessable within the meaning of applicable Bermuda law. Everest Group’s common shares offered by a prospectus supplement, upon issuance against full consideration, will be fully paid and nonassessable within the meaning of applicable Bermuda law.

Under Everest Group’s bye-laws, the holders of common shares have no redemption, conversion or sinking fund rights. In the event of Everest Group’s liquidation, dissolution or winding-up, the holders of common shares are entitled to share equally and ratably in the assets of Everest Group, if any, remaining after the payment of all of Everest Group’s debts and liabilities and the liquidation preference of any outstanding preferred shares. The holders of Everest Group’s common shares will receive such dividends, if any, as may be declared from time to time by Everest Group’s board of directors out of funds legally available for the payment of dividends.

The quorum required for a general meeting of Everest Group’s shareholders is two or more individuals present in person throughout the meeting and representing in person or by proxy more than 50% of the total number of issued and outstanding shares conferring the right to attend and vote at the meeting. Subject to the voting restrictions set forth below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. Most matters to be approved by holders of common shares require approval by a simple majority of the votes cast at a meeting at which a quorum is present.

Our board of directors is currently elected annually. Shareholders may only remove a director for cause at a special meeting of shareholders at which the votes of not less than 50% of the shares entitled to vote are cast in favor of removal. This could make the removal of the incumbent directors of Everest Group more difficult and delay or prevent a change of control that a shareholder might consider in his or her best interest, including a takeover attempt that might result in a premium over the market price for the shares held by shareholders.

Limitation on Voting Rights. If and for as long as the aggregate number of controlled shares, as defined below, of any person exceeds 9.9% of the total voting power of all of the issued and outstanding share capital of Everest Group, each controlled share, regardless of the identity of the registered holder, will confer only a fraction of a vote as determined by the following formula:

    (T–C)

(9.1 × C)

Where:

•

“T” is the aggregate number of votes conferred by all of the issued and outstanding share capital prior to the application of the formula with respect to any particular person, adjusted to take into account any prior reduction taken with respect to any other person as a result of a previous application of the formula.

•	“C” is the number of controlled shares attributable to the person; and

•

“Controlled shares” of any person refers to all shares of the issued and outstanding share capital owned by that person, whether directly, with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of sections 958(a) and 958(b) or 544 and 554 of the U.S. Internal Revenue Code of 1986, or beneficially within the meaning of Section 13(d)(3) of the Exchange Act.

The formula will be applied successively, starting with the person to whom the largest number of controlled shares is attributable, as many times as may be necessary to ensure that the aggregate number of controlled shares of any person does not exceed 9.9% of the total voting power of all of the issued and outstanding share capital at any time.

The directors retain discretion to make final adjustments to the aggregate number of votes attaching to the shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that the aggregate number of controlled shares of any person does not exceed 9.9% of the total voting power of Everest Group.

Restrictions on Transfer. Everest Group’s bye-laws permit Everest Group’s board of directors to decline to register any transfer of common shares if it has reason to believe that the transfer would result in:

•	any person that is not an investment company beneficially owning more than 5.0% of any class of the issued and outstanding share capital of Everest Group,

•	any person holding controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group, or

•	any adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any of its shareholders.

If Everest Group’s board of directors refuses to register a transfer for any reason, we must notify the proposed transferor and transferee within 30 days of such refusal. Everest Group’s bye-laws also provide that Everest Group’s board of directors may suspend the registration of transfers at any time and for any period that it determines, provided that it may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

Everest Group has been advised by Conyers Dill & Pearman Limited, Everest Group’s special Bermuda counsel, that while the precise form of the restrictions on transfer contained in the bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A proposed transferee will be permitted to dispose of any common shares purchased that violate the restrictions and as to the transfer of which registration is refused. The transferor of those common shares will be deemed to own those common shares for dividend, voting and reporting purposes until a transfer of those common shares has been registered on the shareholder register of Everest Group.

Repurchase Rights. Everest Group’s bye-laws provide that if the board of directors has reason to believe that

•	any person that is not an investment company beneficially owns more than 5.0% of any class of the issued and outstanding share capital of Everest Group,

•	any person holds controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group, or

•	share ownership by any person may result in adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any other shareholder,

then Everest Group will have the option, but not the obligation, subject to compliance with Bermuda law, to redeem or purchase all or any part of the common shares so held to the extent the board of directors determines it is necessary or advisable to avoid or cure any adverse or potential adverse consequences. The price to be paid for any common shares redeemed or purchased will be the fair market value of those shares, defined as the average of the high and low sale prices of the common shares on the New York Stock Exchange for the last 15 trading days immediately preceding the day on which Everest Group sends a notice of redemption or purchase to the shareholder.

The Board of Directors has indicated that it will apply these bye-law provisions in such manner that “passive institutional investors” will be treated similarly to investment companies. For this purpose, “passive institutional investors” include all persons who are eligible, pursuant to Rule 13d-1(b)(1) under the Exchange Act, to file a short-form statement on Schedule 13G, other than an insurance company or any parent holding company or control person of an insurance company.

The limitations on voting, restrictions on transfer and repurchase rights described above could have the effect of rendering more difficult or discouraging unsolicited takeover bids from third parties or the removal of incumbent directors of Everest Group.

Information Requirements. Everest Group’s bye-laws provide that the board of directors may require any shareholder or proposed transferee of shares to certify or otherwise provide to the board of directors complete and accurate information necessary for it to give effect to the limitations on voting, restrictions on transfer and repurchase rights described above. If any shareholder or proposed transferee fails to respond to that request in a timely fashion or if the board of directors has reason to believe that any certification or other information provided is inaccurate or incomplete, the board of directors may decline to approve any transfer to which that request relates or may determine to disregard for all purposes all votes attached to any common shares held by that shareholder.

Transfer Agent. The transfer agent and registrar for Everest Group’s common shares is Computershare Investor Services.

Preferred Shares

Subject to the Companies Act, the board of directors may establish one or more series of preferred shares having the number of shares, designation, powers, preferences, voting rights, dividend rates,

repurchase provisions and other rights, qualifications, limitations or restrictions that may be fixed by the board of directors. The issuance of preferred shares could have the effect of discouraging an attempt to obtain control of Everest Group. The issuance of preferred shares also could adversely affect the voting power of the holders of Everest Group’s common shares, deny shareholders the receipt of a premium on their common shares in the event of a tender or other offer for the common shares and have a depressive effect on the market price of the common shares.

The preferred shares to be offered by a prospectus supplement, upon issuance against full consideration, will be fully paid and non-assessable within the meaning of applicable Bermuda law. The terms of any preferred shares offered by a prospectus supplement will be filed with the SEC on a Form 8-K or by post-effective amendment to the registration statement of which this prospectus is a part.

The applicable prospectus supplement relating to the particular series of preferred shares will describe the specific terms of that series as fixed by the board of directors, including:

•	the offering price at which Everest Group will issue the preferred shares;

•	the title, designation and number of preferred shares;

•

the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred shares will be subject to repurchase and the repurchase price and other terms and conditions relative to the repurchase rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of Everest Group’s memorandum of association and bye-laws.

Bermuda Exchange Control

Everest Group has obtained consent for the issue and transfer of Everest Group’s shares to and between non-residents of Bermuda for exchange control purposes from the Bermuda Monetary Authority as required by The Exchange Control Act 1972 of Bermuda and related regulations. This consent is subject to the condition that Everest Group’s common shares be listed on an appointed stock exchange, which includes the New York Stock Exchange. No further permission from the Bermuda Monetary Authority will be required to issue Everest Group shares or to transfer Everest Group shares between persons regarded as non-resident in Bermuda for exchange control purposes. The issue and transfer of in excess of 20% of Everest Group shares involving any persons regarded as resident in Bermuda for exchange control purposes require prior authorization. The Bermuda Monetary Authority also has designated Everest Group as non-resident for exchange control purposes. This designation allows Everest Group to transfer funds in and out of Bermuda and to pay dividends to non-residents of Bermuda who are holders of Everest Group shares in currencies other than the Bermuda Dollar. There are no provisions of Bermuda law or Everest Group’s memorandum of association or bye-laws which impose any limitation on the rights of shareholders to hold or vote Everest Group’s shares by reason of their not being residents of Bermuda.

DESCRIPTION OF THE DEBT SECURITIES

Everest Group or Everest Holdings may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Everest Group’s senior debt securities would be issued under a senior indenture between Everest Group and The Bank of New York Mellon, as successor in interest to JPMorgan Chase Bank, N.A., as trustee. Everest Group’s subordinated debt securities would be issued under a subordinated indenture between Everest Group and The Bank of New York Mellon, as successor in interest to JPMorgan Chase Bank, N.A., as trustee. The Everest Group senior indenture and subordinated indenture have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. A supplemental indenture containing the particular terms of any debt securities issued by Everest Group will be executed at the time the debt securities are issued and will be filed with the SEC on a Form 8-K, in a prospectus supplement or by a post-effective amendment to the registration statement of which this prospectus is a part.

Everest Holdings’ senior debt securities would be issued under a senior indenture, dated March 14, 2000, between Everest Holdings and The Bank of New York Mellon, as successor in interest to The Chase Manhattan Bank, as trustee. Everest Holdings’ subordinated debt securities would be issued under a subordinated indenture, dated November 14, 2002, between Everest Holdings and The Bank of New York Mellon, as successor in interest to JPMorgan Chase Bank, N.A., as trustee. The Everest Holdings senior indenture and subordinated indenture have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. A supplemental indenture containing the particular terms of any debt securities issued by Everest Holdings will be executed at the time the debt securities are issued and will be filed with the SEC on a Form 8-K, in a prospectus supplement or by a post-effective amendment to the registration statement of which this prospectus is a part.

Everest Group’s senior indenture, Everest Group’s subordinated indenture, Everest Holdings’ senior indenture and Everest Holdings’ subordinated indenture are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” Everest Group’s senior indenture and Everest Holdings’ senior indenture are sometimes referred to in this prospectus collectively as the “senior indentures” and each, individually, as a “senior indenture.” Everest Group’s subordinated indenture and Everest Holdings’ subordinated indenture are sometimes referred to in this prospectus collectively as the “subordinated indentures” and each, individually, as a “subordinated indenture.” The indentures have been qualified under the U.S. Trust Indenture Act of 1939. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

The following discussion summarizes the material terms and provisions of the indentures and the related debt securities; however, you should refer to the forms of the indentures and the debt securities for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below, and the debt securities. The senior indentures and subordinated indentures are substantially identical to one another, except for specific covenants relating to subordination contained in the subordinated indentures.

General

The indentures provide that the issuer may issue the debt securities thereunder from time to time in one or more series.

Unless otherwise stated in the applicable prospectus supplement and operative documents, senior debt securities will be unsecured obligations of the issuer and will rank equally with all of the issuer’s other unsecured and unsubordinated indebtedness. The senior debt securities will be subordinated in right of payment to all of the issuer’s existing and future secured indebtedness. As a result, in the event of the issuer’s bankruptcy, liquidation or reorganization or upon acceleration of the senior debt securities due to an event of default, the issuer’s assets will be available to pay its obligations on the senior debt securities only after all secured indebtedness has been paid in full in cash or other payment satisfactory to the holders of the secured indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the senior debt securities then outstanding. The senior debt securities are also effectively subordinated to the indebtedness and other liabilities of the issuer’s subsidiaries. The senior indentures do not prohibit or limit the incurrence of secured or senior indebtedness or the incurrence of other indebtedness and liabilities by the issuers or their respective subsidiaries. The incurrence of additional senior indebtedness and other liabilities by the issuer or its subsidiaries could adversely affect the issuer’s ability to pay the obligations on any senior debt securities.

Unless otherwise stated in the applicable prospectus supplement and operative documents, subordinated debt securities will be unsecured obligations of the issuer, subordinated in right of payment to the prior payment in full of all secured and senior indebtedness of the issuer, as described below under “Subordination of Subordinated Debt Securities” and in the applicable prospectus supplement. As a result, in the event of the issuer’s bankruptcy, liquidation or reorganization or upon acceleration of the subordinated debt securities due to an event of default, the issuer’s assets will be available to pay its obligations on the subordinated debt securities only after all secured and senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of the secured and senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the subordinated debt securities then outstanding. The subordinated debt securities are also effectively subordinated to the indebtedness and other liabilities of the issuer’s subsidiaries. The subordinated indentures do not prohibit or limit the incurrence of secured or senior indebtedness or the incurrence of other indebtedness and liabilities by the issuers or their respective subsidiaries. The incurrence of additional senior, secured and subordinated indebtedness and other liabilities by the issuer or its subsidiaries could adversely affect the issuer’s ability to pay the obligations on any subordinated debt securities.

As of June 30, 2018, Everest Group had no secured indebtedness outstanding. As of June 30, 2018, Everest Group’s subsidiaries had approximately $15.6 billion of indebtedness and other liabilities, including insurance reserves. As of June 30, 2018, Everest Holdings had no secured indebtedness outstanding and approximately $400.0 million of unsecured senior indebtedness outstanding, which ranks senior to subordinated debt securities issued by Everest Holdings. As of June 30, 2018, Everest Holdings’ subsidiaries had approximately $12.5 billion of indebtedness and other liabilities, including insurance reserves.

The rights of our creditors, including the holders of Everest Group’s debt securities and the holders of Everest Holdings’ debt securities who are creditors of Everest Group by virtue of any guarantee of the debt securities issued by Everest Holdings, to participate in the distribution of stock owned by us in some of our subsidiaries, including our insurance subsidiaries, may be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries. The rights of Everest Holdings’ creditors, including the holders of its debt securities, to participate in the distribution of stock owned by it in some of its subsidiaries, including its insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries.

The prospectus supplement relating to the particular debt securities offered by the prospectus supplement will describe the following terms of the offered debt securities:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the price at which the debt securities will be issued;

•	the date or dates, or the method or methods, if any, by which the date or dates will be determined, on which the principal of the debt securities will be payable;

•

the rate or rates at which the debt securities will bear interest, if any, which rate may be zero in the case of some debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which the rate or rates will be determined, including, if applicable, any remarketing option or similar method;

•

the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined, the date or dates on which interest, if any, on the debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•	any right to extend or defer the interest payment period and the duration of any extension;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•

if other than as set forth in this prospectus, the place or places where the principal of, any premium or interest on or any additional amounts with respect to the debt securities will be payable, and any of the debt securities that may be surrendered for registration of transfer, conversion or exchange;

•

any obligation of the issuer to redeem or purchase the debt securities pursuant to any sinking fund, amortization or other provision and the terms and conditions on which the debt securities may be redeemed or purchased pursuant to any obligation;

•	the terms and conditions, if any, on which the debt securities of the series may be redeemed at the issuer’s option or at the option of the holders;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to the debt securities;

•

whether the debt securities will be convertible into common shares or preferred shares of Everest Group and/or exchangeable for other securities of Everest Group or Everest Holdings and, if so, the terms and conditions upon which the debt securities will be so convertible or exchangeable;

•	whether the debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	whether the debt securities will be secured or unsecured obligations of the issuer;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•	in the case of debt securities issued by Everest Holdings, the provisions, if any, relating to Everest Group’s guarantee of Everest Holdings’ debt securities;

•	any additions to the events of default or covenants of the issuer with respect to the debt securities; and

•	any other material terms of the debt securities.

The issuer will have the ability under the indentures to “reopen” a previously issued series of the debt securities and issue additional debt securities of that series or establish additional terms of that series. The issuer is also permitted to issue debt securities with the same terms as previously issued debt securities.

The issuer may offer and sell the debt securities at a substantial discount below their principal amount and the indentures do not provide any limit on the amount by which the issuer may discount the debt securities. The applicable prospectus supplement will describe the special United States federal income tax and other considerations, if any, applicable to the discounted debt securities. In addition, the applicable prospectus supplement may describe special United States federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars.

Unless the applicable prospectus supplement states otherwise, the issuer will only issue the debt securities in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000, and there will be no service charge for any registration of transfer or exchange of the debt securities. We may, however, require payment to cover any tax or other governmental charge payable in connection with the registration or transfer. Unless otherwise provided in the applicable prospectus supplement and operative documents, interest may be paid by check mailed to the persons entitled to the interest at their addresses appearing on the security register or by wire transfer to an account maintained by the payee with a bank located in the United States and will be payable on any interest payment date to the persons in whose name the debt securities are registered at the close of business on the regular record date with respect to each interest payment date. In the case of wire transfers, acceptable wire transfer instructions must be received at least 16 days prior to the applicable payment date.

Interest on the debt securities in connection with a redemption, whether the redemption is before or after the regular record date, will be payable to the persons in whose names the debt securities are registered on the redemption date, unless the redemption date is on an interest payment date. If the redemption date is on an interest payment date, interest on the debt securities will be payable to the persons in whose names the debt securities were registered on the next preceding regular record date. All paying agents initially designated by the issuer for the debt securities will be named in the applicable prospectus supplement and operative documents. The issuer may, at any time, designate additional paying agents or rescind the designation of any additional paying agent or approve a change in the office through which any paying agent acts, except that the issuer will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable.

Everest Group and Everest Holdings have appointed the trustee as security registrar. Unless otherwise provided in the applicable prospectus supplement and operative documents, the debt securities may be presented for transfer, duly endorsed or accompanied by a written instrument of transfer, if so required by the issuer or the security registrar, or exchanged for other debt securities of the same series, containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, at the office or agency maintained by the issuer for these purposes, which shall initially be the corporate trust office of the trustee. Any registration, transfer or exchange will be made without service charge, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. The issuer will not be required to:

•

issue, register the transfer of, or exchange any debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of debt securities of that series or tenor and ending at the close of business on the day of the mailing;

•	register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or

•

register the transfer of or exchange any debt security which, in accordance with its terms, has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid.

The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depository or its nominee and, if so represented, interests in the global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where the debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States federal income tax considerations, applicable to the debt securities and to payment on and transfer and exchange of the debt securities will be described in the applicable prospectus supplement and operative documents.

Unless otherwise described in the applicable prospectus supplement and operative documents, the indentures do not contain any provisions that would limit the issuer’s ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a sudden and significant decline in the issuer’s credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving the issuer. Accordingly, the issuer could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect its capital structure or credit rating. You should refer to the applicable prospectus supplement and operative documents for information regarding additions to the events of default described below or covenants contained in the indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement and operative documents.

The specific terms of the depositary arrangement with respect to the debt securities will be described in the applicable prospectus supplement and operative documents. Everest Group and Everest Holdings anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security. The accounts will be designated by the underwriters or agents with respect to the debt securities or by the issuer if the debt securities are offered and sold directly by the issuer. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee, with respect to interests of participants, and on the records of participants, with respect to interests of persons other than participants. The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names and will not receive or be entitled to receive physical delivery of the debt securities in definitive form.

Principal of, any premium and interest on, and any additional amounts with respect to, the debt securities registered in the name of a depositary or its nominee will be paid to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. None of the trustee, any paying agent, the security registrar or the issuer will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Everest Group and Everest Holdings expect that the depositary or its nominee, upon receipt of any payment with respect to the debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. Everest Group and Everest Holdings also expect that payments by participants to owners of beneficial interests in the global security held through its participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of the participants.

The indentures provide that if:

•

the depositary for a series of the debt securities notifies the issuer that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and, in each case, a successor depositary is not appointed by the issuer within 90 days of written notice;

•

the issuer determines (subject to the procedures of the depositary) that the debt securities of a series will no longer be represented by global securities and executes and delivers to the trustee a company order to this effect; or

•

an event of default with respect to a series of the debt securities has occurred and is continuing, the global securities will be exchanged for the debt securities of that series in definitive form of like tenor and of an equal aggregate principal amount in authorized denominations. The definitive debt securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that these instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Guarantee of Everest Holdings Debt Securities by Everest Group

If provided for in the applicable prospectus supplement and operative documents, Everest Group will fully and unconditionally guarantee all obligations with respect to any series of debt securities issued by Everest Holdings. Unless provided otherwise in the applicable prospectus supplement and operative documents, each Everest Group debt security guarantee will be unsecured indebtedness of Everest Group and will rank equally with all of Everest Group’s other unsecured indebtedness. Each Everest Group debt security guarantee may rank equally with or senior or subordinate to Everest Group’s other indebtedness. As a result, in the event of Everest Group’s bankruptcy, liquidation or reorganization or upon acceleration of any series of debt securities due to an event of default, Everest Group’s assets will be available to pay its obligations on the Everest Group debt security guarantee only after all secured indebtedness and other indebtedness senior to the guarantee has been paid in full in cash or other payment satisfactory to the holders of the secured and senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the Everest Group debt securities guarantees. Each Everest Group debt security guarantee will also effectively subordinated to the indebtedness and other liabilities of Everest Group’s subsidiaries.

Unless provided otherwise in the applicable prospectus supplement and operative documents, each Everest Group debt security guarantee will constitute a guarantee of payment and not of collection. This means that the holder of the guaranteed security may sue Everest Group to enforce its rights under the Everest Group debt security guarantee without first suing any other person or entity.

Payment of Additional Amounts

Unless otherwise provided in the applicable prospectus supplement and operative documents, Everest Group will make all payments of principal and premium, if any, interest and any other amounts on, or in respect of, the debt securities issued by Everest Group and all payments under any Everest Group debt security guarantee without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges imposed or levied by or on behalf of Bermuda or any other jurisdiction in which Everest Group or any successor is organized or resident for tax purposes or any political subdivision or taxing authority of Bermuda or any of those other jurisdictions. If any withholding or deduction is required by law, Everest Group will, subject to specified limitations and exceptions described below or in the applicable prospectus supplement and operative documents, pay to the holder of any applicable debt securities any additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to the holder after the withholding or deduction will not be less than the amount provided for in the applicable indenture and debt security to be then due and payable.

Notwithstanding the foregoing, Everest Group will not be required to pay any additional amounts under the applicable indenture as a result of:

•

the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the debt security was a resident, domiciliary or national of, or had other specified connections with, the relevant taxing jurisdiction or presented the debt security for payment in the relevant taxing jurisdiction unless it could not have been presented elsewhere;

•

the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the debt security presented the debt security for payment more than 30 days after it was due and payable, except to the extent that the holder would have been entitled to the additional amounts if it had presented the debt security for payment on any day within that 30-day period;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax, fee, duty, assessment or other governmental charge; or

•

the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the debt security failed to comply, within 90 days, with any reasonable request by Everest Group addressed to the holder or beneficial owner relating to the provision of information or the making of a declaration required by the taxing jurisdiction as a precondition to exemption from all or part of the tax, fee, duty, assessment or governmental charge.

In addition, Everest Group will not pay additional amounts with respect to any payment to any holder of a debt security where the beneficial owner of the debt security is a fiduciary or partnership to the extent that the payment would be included in the income for tax purposes of a beneficiary with respect to the fiduciary or a partner of the partnership that would not have been entitled to additional amounts if it had been the holder of the debt security.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common shares, preferred shares or other securities, whether or not issued by Everest Group or Everest Holdings, property or cash, or a combination of any of the foregoing, will be set forth in the applicable prospectus supplement and operative documents. These terms may include provisions for conversion on exchange, either mandatory, at the option of the holder or at the option of the issuer, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at the time as described in the applicable prospectus supplement and operative documents. Any conversion or exchange will comply with applicable law and the issuer’s organizational documents.

Consolidation, Amalgamation, Merger and Sale of Assets

Each indenture provides that the issuer may not consolidate amalgamate or merge with or into another entity, or convey, transfer or lease its properties and assets substantially as an entirety to any entity or permit any entity to consolidate with or merge into the issuer or convey, transfer or lease its properties and assets substantially as an entirety to the issuer, unless:

•

the successor, if any, is a corporation, partnership or trust organized and existing under the laws of the United States of America, any state of the United States, the District of Columbia, Bermuda or the Cayman Islands and expressly assumes by supplemental indenture all of the issuer’s obligations under the indentures and the debt securities;

•

immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will have happened and be continuing; and

•

the issuer delivers an officers’ certificate and an opinion of counsel to the indenture trustee, each stating that the transaction complies with the indenture and any supplemental indenture and the issuer has complied with all conditions precedent in the indenture and any supplemental indenture relating to the consolidation, merger, conveyance or transfer.

Upon the assumption by the successor of the issuer’s obligations under the applicable indenture and the related debt securities, the successor will succeed to and be substituted for the issuer under the applicable indenture, and the issuer will be relieved of all of its obligations, except in the case of a lease, under the applicable indenture and related debt securities.

Events of Default

Unless otherwise provided in a post-effective amendment to the registration statement of which this prospectus is a part, each of the following events will constitute an event of default under each indenture with respect to any series of debt securities issued under the indenture, whatever the reason for the event of default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the issuer fails to pay principal of or any premium or additional amount on any debt securities of that series on its due date;

•	the issuer fails to pay any interest on any debt securities of that series within 30 days from its due date; provided, however, that the date on which the payment is due will be the date on which the issuer is required to make payment following any deferral of interest payments by the issuer under the terms of the debt securities;

•	the issuer fails to make any sinking fund payment on its due date;

•

the issuer fails to perform any of its covenants in the indenture, excluding a covenant not applicable to the affected series, for 60 days after the indenture trustee or the holders of at least 33% in principal amount of the outstanding debt securities of the series give the issuer written notice of the default and require that the issuer remedy the breach. However, the 60-day period may be extended by either the indenture trustee or the indenture trustee and the holders of at least the same principal amount of the outstanding debt securities of that series that had given notice of the default, and the indenture trustee or the indenture trustee and the holders, as the case may be, will be deemed to have agreed to an extension, if the issuer has initiated and is diligently pursuing corrective action;

•	the issuer files for bankruptcy or other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default specified in the applicable prospectus supplement occurs.

If an event of default with respect to the debt securities of any series occurs and is continuing, then the indenture trustee or holders of not less than 33% in principal amount of the outstanding debt securities of that series may, by written notice to the issuer, and to the indenture trustee if given by the holders, declare the unpaid principal amount and accrued interest, or a lesser amount as may be provided for in the debt securities of the series, of all outstanding debt securities of the series to be due and payable immediately.

At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and specified other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of a series may, under specified circumstances, rescind and annul an acceleration and its consequences if:

•

the issuer deposits with the indenture trustee funds sufficient to pay all overdue principal of and premium and interest on the debt securities and other amounts due the debt securities trustee and, to the extent that payment of the interest is lawful, interest on the overdue interest; and

•

all existing events of default with respect to the debt securities have been cured or waived, except non-payment of principal or interest on the debt securities that has become due solely because of the acceleration.

The holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee or to direct the exercise of any trust or power conferred on the indenture trustee with respect to the debt securities of that series.

The indenture trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the indenture trustee security or indemnity satisfactory to the indenture trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No holder of a debt security of any series will have any right to institute a proceeding with respect to the indenture for the appointment of a receiver or for any remedy under the indenture unless:

•	that holder has previously given the indenture trustee written notice that an event of default with respect to the debt securities of that series has occurred and is continuing;

•	the holders of a majority in principal amount of the outstanding debt securities of that series have made written request to institute the proceeding;

•	the holder or holders have offered reasonable indemnity to the indenture trustee;

•	the indenture trustee has failed to institute the proceeding for 60 days after receipt of the notice and offer of indemnity; and

•

the indenture trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written request for 60 days after receipt of the notice and offer of indemnity.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and interest on that debt security on its maturity date, or, in the case of redemption, the date of redemption, and to institute suit for the enforcement of any payment.

Notice of Default

Each indenture provides that, if an event occurs which is or would become an event of default with respect to any series of the debt securities, and the indenture trustee knows of the event, the indenture trustee will mail to the holders of the affected debt securities a notice of the default within 90 days, unless the default has been cured or waived by the holders of the affected debt securities. However, except in the case of a default in the payment of any amounts due on any debt security of a series, the indenture trustee may withhold notice if and so long as the issuer’s board of directors and/or responsible officers of the indenture trustee determine in good faith that withholding the notice is in the interest of the holders of the affected debt securities. In addition, if the issuer defaults on any series of the debt securities by failing to comply with or perform any of its agreements, covenants or warranties applicable to those debt securities, no notice will be given until at least 30 days after the default occurs.

Under each indenture, the issuer is required to furnish annually to the indenture trustee an officers’ certificate to the effect that, to the best knowledge of the officers providing the certificate, it is not in default under the indenture or, if there has been a default, specifying the default and its status.

Modification

The issuer and the indenture trustee may amend or modify any of the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification voting as a class. No amendment or modification may, however, without the consent of the holder of each outstanding debt securities affected by the amendments or modifications:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, or any additional amounts with respect to, any debt security;

•	reduce the principal amount of, the rate of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any debt security;

•	reduce the amount of principal of any debt security due and payable upon acceleration of the maturity of the debt security;

•	change the place of payment or currency of payment of principal of or any premium or interest on, or any additional amounts with respect to, any debt security;

•	impair the right to institute suit for the enforcement of any payment on any debt security on or after the stated maturity or date of redemption; or

•

reduce the percentage in principal amount of the debt securities of any series, the consent of whose holders is required to amend or modify the indenture, to waive compliance with specific provisions of the indenture or to waive specific defaults.

No supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of the subordinated indentures in any manner that might terminate or impair the subordination of the subordinated debt securities to senior indebtedness without the prior written consent of the holders of the senior indebtedness.

In addition, the issuer and the indenture trustee may, without the consent of any of the holders of the debt securities, execute supplemental indentures to:

•	create new series of debt securities;

•	provide for the issuer’s successor pursuant to a consolidation, amalgamation, merger or sale of assets;

•	provide additional covenants or events of defaults for the benefit of the holders of the debt securities;

•	secure the debt securities;

•	provide for a successor trustee with respect to debt securities of all or any series;

•	cure any ambiguity, defect or inconsistency in the indenture; and

•	make other changes that do not adversely affect the interests of the holders of the debt securities in any material respect, as well as for various other purposes.

Waiver of Covenants and Defaults

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, for that series, the issuer’s compliance with any restrictive covenants included in any supplemental indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series with respect to which a default has occurred and is continuing may waive the default for that series, other than a default in the payment of principal of, or any premium or interest on, any debt security of that series or a default with respect to a covenant or provisions that cannot be amended or modified without the consent of the holder of each outstanding debt security affected.

Defeasance and Covenant Defeasance

The indentures provide, unless the terms of the particular series of debt securities provides otherwise, the issuer may cause itself to be:

•	discharged from its obligations with respect to any debt securities or series of debt securities, which we refer to as defeasance; and

•

released from its obligations under any restrictive covenants included in any supplemental indenture with respect to any debt securities or series of debt securities, which we refer to as covenant defeasance.

The indentures permit defeasance with respect to any debt securities of a series even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

Upon a defeasance, the following rights and obligations will continue:

•

the rights of the holders of the debt securities of any series to receive from the trust established in connection with the defeasance payments of the principal of, any premium and interest on, and any additional amounts with respect to, the debt securities when payments are due;

•	the issuer’s obligations regarding the registration, transfer and exchange of the debt securities of any series;

•	the issuer’s obligation to maintain an office or agency in each place of payment; and

•	the survival of the indenture trustee’s rights, powers, trusts, duties and immunities under the indenture.

In connection with any defeasance or covenant defeasance, the issuer must irrevocably deposit with the indenture trustee, in trust, money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient money to pay the principal of, premium and interest on, and any additional amounts with respect to, the debt securities on the maturity dates or upon redemption.

In connection with a defeasance or covenant defeasance, the issuer must deliver to the indenture trustee:

•

an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of a defeasance, must refer to and be based upon a ruling of the IRS or a change in applicable federal income tax law occurring after the date of the indenture;

•	an officers’ certificate confirming that any debt securities then listed on any securities exchange will not be delisted; and

•	an officers’ certificate and an opinion of counsel, each stating that the issuer has complied with all conditions precedent.

In addition, the following conditions must be true:

•	no event will have occurred and be continuing which is or would become an event of default;

•	the defeasance or covenant defeasance will not cause the indenture trustee to have a conflicting interest under the Trust Indenture Act;

•

the defeasance or covenant defeasance will not cause the trust to become an investment company under the Investment Company Act unless it is properly registered under that Act or exempt from registration; and

•	proper notice of the redemption date, if applicable, will have been given.

Subordination of the Subordinated Debt Securities

Subordinated debt securities issued by an issuer will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness of the issuer, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

•

any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the issuer or to its creditors, as such, or to its assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of the issuer, whether or not involving insolvency or bankruptcy; or

•

any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the issuer, then the holders of senior indebtedness of the issuer will be entitled to receive payment in full of all amounts due or to become due on or in respect of all its senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities of the issuer are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of senior indebtedness of the issuer will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the issuer being subordinated to the payment of its subordinated debt securities, which may be payable or deliverable in respect of its subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of liquidation or insolvency of the issuer, holders of senior indebtedness of the issuer and holders of other obligations of the issuer that are not subordinated to its senior indebtedness may recover more ratably than the holders of subordinated debt securities of the issuer. As of June 30, 2018, Everest Group had no secured indebtedness outstanding. As of June 30, 2018, Everest Holdings had no secured indebtedness outstanding and approximately $400.0 million of unsecured senior indebtedness outstanding, which would rank senior in priority to any other subordinated securities issued by Everest Holdings, and $238.6 million of subordinated indebtedness outstanding that would rank equal in priority with any subordinated debt securities issued by Everest Holdings.

Subject to the payment in full of all senior indebtedness of the issuer, the rights of the holders of subordinated debt securities of the issuer will be subrogated to the rights of the holders of its senior indebtedness to receive payments or distributions of cash, property or securities of the issuer applicable to its senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, its subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities of the issuer, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any senior indebtedness of the issuer is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any senior indebtedness of the issuer has been accelerated because of a default.

The subordinated indentures do not limit or prohibit the issuer from incurring additional senior indebtedness, which may include indebtedness that is senior to its subordinated debt securities, but subordinate to the issuer’s other obligations.

The subordinated indentures provide that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by the issuer, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement and operative documents.

New York Law to Govern

The indentures and the debt securities will be governed by the laws of the State of New York.

Information Concerning the Trustee

The Bank of New York Mellon, which is the indenture trustee under all of the indentures, also serves as property trustee and guarantee trustee with respect to the preferred securities issued by Everest Capital Trust. Everest Group and/or Everest Holdings and some of their affiliates maintain banking relationships with The Bank of New York Mellon and its affiliates in the ordinary course of business.

DESCRIPTION OF THE WARRANTS

General

Everest Group may issue warrants to purchase its common shares, preferred shares, debt securities or any combination of these securities. These warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Everest Group and a warrant agent. The warrant agent will act solely as agent for the issuer in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement and operative documents relating to the warrants will describe the specific terms of the warrants, including:

•	the title of the warrants;

•	the number of warrants;

•	the price at which the warrants will be issued;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	any call or put provisions of the warrants;

•	any anti-dilution provisions of the warrants; and

•	any other material terms of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations, and warrants will be exercisable at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement and operative documents. Prior to the exercise of their warrants, holders of warrants exercisable for common shares or preferred shares will not have any rights of holders of the common shares or preferred shares purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the common shares or preferred shares purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal, premium, if any, or interest on or additional amounts with respect to the debt securities purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement and operative documents. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement and operative documents. After the close of business on the expiration date, unexercised warrants will become void.

Warrants will be exercisable as set forth in the applicable prospectus supplement and operative documents. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, the issuer will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of the warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against the issuer to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF THE SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

Everest Group may issue share purchase contracts that obligate holders to purchase from Everest Group, and obligate Everest Group to sell to the holders, a specified or varying number of common shares or preferred shares at a future date or dates. Alternatively, the share purchase contracts may obligate Everest Group to purchase from the holders, and obligate the holders to sell to Everest Group, a specified or varying number of common shares or preferred shares at a future date or dates. The price per common share or preferred share, as the case may be, may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula contained in the share purchase contracts. Any share purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to the share purchase contract upon the occurrence of specified events.

The share purchase contracts may be issued separately or as a part of units consisting of a share purchase contract and common shares, preferred shares, debt securities, trust preferred securities, other share purchase contracts or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase or sell the common shares or preferred shares, as the case may be, under the share purchase contracts.

Share purchase contracts may require Everest Group to make periodic payments to the holders of the units or vice versa, and these payments may be unsecured or prefunded and may be paid a current or deferred basis. The share purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The applicable prospectus supplement and operative documents will describe the specific terms of any share purchase contracts or units.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

The preferred securities of Everest Capital Trust will be issued pursuant to an amended and restated trust agreement between Everest Holdings and The Bank of New York Mellon, as successor in interest to JPMorgan Chase Bank, N.A., as the property trustee, BNY Mellon Trust of Delaware, as the Delaware trustee, the three administrative trustees and the holders from time to time of Everest Capital Trust preferred and common securities. The original trust agreement and the amended and restated trust agreement have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. An amended and restated trust agreement will be executed each time that we issue any preferred securities and will be filed with the SEC on a Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part. The amended and restated trust agreement has been qualified under the U.S. Trust Indenture Act of 1939. The terms of the preferred securities of Everest Capital Trust will include those stated in the amended and restated trust agreement and those made part of the amended and restated trust agreement by reference to the Trust Indenture Act.

General

The trust agreement authorizes the administrative trustees to issue on behalf of Everest Capital Trust one series of preferred securities that have the terms described in a prospectus supplement. The proceeds from the sale of Everest Capital Trust’s preferred and common securities will be used to purchase a series of Everest Holdings’ junior subordinated debt securities. The junior subordinated debt securities will be held in trust by the property trustee for the benefit of the holders of the preferred and common securities.

The terms of the preferred securities of Everest Capital Trust will mirror the terms of the junior subordinated debt securities held by Everest Capital Trust. The assets of Everest Capital Trust available for distribution to the holders of its preferred securities generally will be limited to payments from Everest

Holdings under the series of junior subordinated debt securities held by Everest Capital Trust. If Everest Holdings fails to make a payment on the junior subordinated debt securities, Everest Capital Trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.

Under the preferred securities guarantees, Everest Holdings will agree to make payments of distributions and payments on redemption or liquidation with respect to preferred securities of Everest Capital Trust, but only to the extent the trust has funds available to make those payments and has not made the payments. Everest Group may also guarantee Everest Holdings’ obligations under the preferred securities guarantees. See “Description of the Trust Preferred Securities Guarantees.” The preferred securities guarantees, when taken together with Everest Holdings’ obligations under the junior subordinated debt securities, the junior subordinated indenture, the trust agreement and the expense agreements described below, will provide a full and unconditional guarantee by Everest Holdings of amounts due on the preferred securities issued by Everest Capital Trust.

The preferred securities issued by Everest Capital Trust will be “investment grade securities” because at least one nationally recognized statistical rating organization will have rated the securities in one of its generic rating categories which signifies “investment grade.”

The prospectus supplement relating to the preferred securities of Everest Capital Trust will describe the specific terms of the preferred securities, including:

•	the title of the preferred securities;

•	the dollar amount and number of preferred securities issued;

•	the annual distribution rate, or method of determining the rate, of distributions on the preferred securities, and the date or dates from which any distributions will accrue;

•	the payment date and the record date used to determine the holders who are to receive distributions;

•	the right, if any, to defer distributions on the preferred securities upon extension of the interest payment periods of the related junior subordinated debt securities;

•	the trust’s obligation, if any, to redeem or purchase the preferred securities and the terms and conditions on which the preferred securities may be redeemed or purchased pursuant to any obligation;

•	the terms and conditions, if any, on which the preferred securities may be redeemed at the trust’s option or at the option of the holders;

•	the terms and conditions, if any, upon which the related junior subordinated debt securities may be distributed to holders of the preferred securities;

•	the voting rights, if any, of the holders of the preferred securities;

•	whether the preferred securities are to be issued in the form of one or more global certificates and, if so, the depository for the global certificates; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

The prospectus supplement will describe the relevant United States federal income tax considerations applicable to the purchase, holding and disposition of the series of preferred securities.

Liquidation Distribution Upon Dissolution

Unless otherwise specified in an applicable prospectus supplement and operative documents, the trust agreement states that Everest Capital Trust will be dissolved:

•	on the expiration of the term of the trust;

•	upon the bankruptcy, dissolution or liquidation of Everest Holdings;

•

upon the direction of Everest Holdings to the property trustee to dissolve the trust, after satisfaction of liabilities of the trust as required by applicable law, and distribution of the related junior subordinated debt securities directly to the holders of the preferred and common securities of the trust in exchange for the preferred securities;

•	upon the redemption of all of the preferred securities of the trust in connection with the redemption of all of the related junior subordinated debt securities; or

•	upon entry of a court order for the dissolution of the trust.

Unless otherwise specified in an applicable prospectus supplement and operative documents, in the event of a dissolution as described above other than in connection with redemption, after Everest Capital Trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities will be entitled to receive:

•	the related junior subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

•

if any distribution of the related junior subordinated debt securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

If Everest Capital Trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities will be paid on a pro rata basis. However, if an event of default under the junior subordinated indenture has occurred and is continuing with respect to any series of related junior subordinated debt securities, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Events of Default

The following will be events of default under the trust agreement:

•	an event of default under the junior subordinated indenture occurs with respect to any series of related junior subordinated debt securities; or

•	any other event of default specified in the applicable prospectus supplement or the trust agreement occurs.

For so long as any preferred securities of Everest Capital Trust remain outstanding, if an event of default with respect to a series of related junior subordinated debt securities occurs and is continuing under the junior subordinated indenture, and the junior subordinated indenture trustee or the holders of not less than 33% in principal amount of the related junior subordinated debt securities outstanding fail to declare the principal amount of all of such junior subordinated debt securities to be immediately due and payable, the holders of at least 33% in aggregate liquidation amount of the outstanding preferred securities of the trust will have the right to declare the principal amount immediately due and payable by providing notice to Everest Holdings, the property trustee and the junior subordinated indenture trustee.

At any time after a declaration of acceleration has been made with respect to a series of related junior subordinated debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the preferred securities of Everest Capital Trust may rescind any declaration of acceleration with respect to the related junior subordinated debt securities and its consequences if:

•

the issuer of the related junior subordinated debt securities deposits with the trustee funds sufficient to pay all overdue principal of and premium and interest on the related junior subordinated debt securities and other amounts due to the junior subordinated indenture trustee and the property trustee and any accrued additional interest on the related junior subordinated debt securities; and

•

all existing events of default with respect to the related junior subordinated debt securities have been cured or waived except non-payment of principal on the related junior subordinated debt securities that has become due solely because of the acceleration.

The holders of a majority in liquidation amount of the preferred securities of Everest Capital Trust may waive any past default under the junior subordinated indenture with respect to related junior subordinated debt securities, other than a default in the payment of the principal of, or any premium or interest on, any related junior subordinated debt securities or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each outstanding related junior subordinated debt security affected. In addition, except as otherwise provided in the trust agreement, the holders of at least a majority in liquidation amount of the preferred securities of Everest Capital Trust may waive a past default under the trust agreement.

The holders of a majority in liquidation amount of the preferred securities of Everest Capital Trust shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the property trustee or to direct the exercise of any trust or power conferred on the property trustee under the trust agreement.

For so long as any preferred securities of Everest Capital Trust remain outstanding and to the fullest extent permitted by law and subject to the terms of the trust agreement and indenture, a holder of preferred securities of Everest Capital Trust may institute a legal proceeding directly against the issuer of the related junior subordinated debt securities, without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to the holder of principal and any premium or interest on the junior subordinated debt securities of the related series having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder if Everest Holdings fails to pay principal and any premium or interest on the related series of junior subordinated debt securities when payable.

Everest Holdings and the administrative trustees of Everest Capital Trust are required to furnish annually to the property trustee certificates to the effect that, to the best knowledge of the individuals providing the certificates, Everest Holdings and the trust are not in default under the trust agreement, or if there has been a default, specifying the default and its status.

Consolidation, Merger or Amalgamation of Everest Capital Trust

Everest Capital Trust may not consolidate or merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as described in “Liquidation Distribution Upon Dissolution.” At the request of the holders of the common securities, Everest Capital Trust may, without the consent of the holders of the outstanding preferred securities, consolidate, amalgamate, or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any state if:

•	the successor entity either:

•	expressly assumes all of the obligations of the trust relating to its preferred securities; or

•

substitutes for the trust’s preferred securities other securities having substantially the same terms as the preferred securities, so long as the substituted successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

•	Everest Holdings appoints a trustee of the successor entity to hold the junior subordinated debt securities who has substantially the same powers and duties as the property trustee of the trust;

•

the preferred securities of the trust are listed, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or interdealer quotation system on which the preferred securities are then listed, if any;

•	the merger event does not cause the preferred securities or any substituted successor securities to be downgraded by any national rating agency;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any substituted successor securities in any material respect;

•	the successor entity has a purpose substantially identical to that of the trust; and

•	prior to the merger event, Everest Holdings has received an opinion of counsel stating that:

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust’s preferred securities or any successor securities in any material respect;

•	following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

•

Everest Holdings or its permitted transferee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the substituted successor securities at least to the extent provided under the preferred securities guarantee.

In addition, unless all of the holders of the preferred securities of Everest Capital Trust approve otherwise, the trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause the trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes or cause the junior subordinated debt securities to be treated as other than indebtedness of Everest Holdings for United States income tax purposes.

Voting Rights

Unless otherwise specified in the prospectus supplement, the holders of the preferred securities of Everest Capital Trust will not have any voting rights except as discussed below and under “—Amendment of the Trust Agreement” and “Description of the Trust Preferred Securities Guarantees—Amendments and Assignment,” and as otherwise required by law.

If any proposed amendment to the trust agreement provides for, or the trustees of the trust otherwise propose to effect:

•

any action that would adversely affect the powers, preferences or special rights of the preferred securities of the trust in any material respects, whether by way of amendment to the trust agreement or otherwise; or

•	the dissolution, winding-up or termination of the trust other than pursuant to the terms of the trust agreement,

then the holders of the outstanding preferred securities of the trust as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the preferred securities of the trust.

So long as any junior subordinated debt securities are held by the property trustee on behalf of Everest Capital Trust, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the preferred securities, the trustees of the trust may not:

•

direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated indenture trustee for any related junior subordinated debt securities or direct the exercise of any trust or power conferred on the property trustee with respect to the junior subordinated debt securities;

•	waive any past default that is waivable under the junior subordinated indenture with respect to any related junior subordinated debt securities;

•	cancel an acceleration of the principal of any related junior subordinated debt securities; or

•	consent to any amendment, modification or termination of the junior subordinated indenture or any related junior subordinated debt securities where consent is required.

However, if a consent under the junior subordinated indenture requires the consent of each affected holder of the related junior subordinated debt securities, then the property trustee must obtain the prior written consent of each holder of the preferred securities. In addition, before taking any of the foregoing actions, the property trustee must obtain an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.

The property trustee will notify all preferred securities holders of Everest Capital Trust of any notice of default received from the junior subordinated indenture trustee with respect to the junior subordinated debt securities held by the trust.

Any required approval of the holders of the preferred securities of Everest Capital Trust may be given at a meeting of the holders of the preferred securities convened for the purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the preferred securities of Everest Capital Trust at the holder’s registered address at least 15 days and not more than 90 days before the meeting.

No vote or consent of the holders of securities will be required for Everest Capital Trust to redeem and cancel the securities in accordance with the trust agreement.

Notwithstanding that the holders of the preferred securities of Everest Capital Trust are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by Everest Holdings, the trustees of a trust or any affiliate of Everest Holdings or any trustees of Everest Capital Trust shall, for purposes of any vote or consent, be treated as if they were not outstanding. Preferred securities held by Everest Holdings or any of its affiliates may be exchanged for related junior subordinated debt securities at the election of the holder.

Amendment of the Trust Agreement

The trust agreement may be amended from time to time by Everest Holdings, the property trustee and the administrative trustees of the trust without the consent of the holders of the preferred securities of the trust to:

•

cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision or make provisions not inconsistent with any other provisions with respect to matters or questions arising under the trust agreement, in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred securities in any material respect; or

•

modify, eliminate or add to any provisions to the extent necessary to ensure that Everest Capital Trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes at all times that any trust securities are outstanding, to ensure that the junior subordinated debt securities held by Everest Capital Trust are treated as indebtedness of Everest Holdings for United States federal income tax purposes or to ensure that Everest Capital Trust will not be required to register as an investment company under the Investment Company Act, in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred securities in any material respect.

Other amendments to the trust agreement may be made by Everest Holdings, the property trustee, and the administrative trustees upon approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, affect the treatment of the junior subordinated debt securities held by the trust as indebtedness of Everest Holdings for United States federal income tax purposes or affect the trust’s exemption from status as an investment company under the Investment Company Act.

Notwithstanding the foregoing, without the consent of the affected holder of the common or preferred securities of Everest Capital Trust, the trust agreement may not be amended to:

•

change the amount or timing of any distribution on the common or preferred securities of the trust or otherwise adversely affect the amount of any distribution required to be made in respect of the securities as of a specified date; or

•	restrict the right of a holder of any securities to institute suit for the enforcement of any payment on or after the distribution date.

In addition, no amendment may be made to the trust agreement if the amendment would:

•	cause the trust to be taxable as a corporation or characterized as other than a grantor trust for United States’ federal income tax purposes;

•	cause the junior subordinated debt securities held by the trust to not be treated as indebtedness of Everest Holdings for United States federal income tax purposes;

•	cause the trust to be deemed to be an investment company required to be registered under the Investment Company Act; or

•	impose any additional obligation on Everest Holdings or any administrative trustee of the trust without its consent.

Removal and Replacement of Trustees

The holder of Everest Capital Trust’s common securities may remove or replace any of the administrative trustees and, unless an event of default has occurred and is continuing under the junior subordinated indenture, the property and Delaware trustees of the trust. If an event of default has occurred and is continuing under the junior subordinated indenture, only the holders of at least a majority in aggregate liquidation amount of the trust’s preferred securities may remove or replace the property and Delaware trustees. The resignation or removal of any trustee will be effective only upon the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Merger or Consolidation of Trustees

Any entity into which the property trustee or the Delaware trustee or any administrative trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under the trust agreement; provided, however, that the entity shall be otherwise qualified and eligible.

Information Concerning the Property Trustee

For matters relating to compliance with the Trust Indenture Act, the property trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee, other than during the occurrence and continuance of an event of default under the trust agreement, undertakes to perform only the duties as are specifically set forth in the trust agreement and, after an event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers given it by the trust agreement at the request of any holder of the preferred securities unless it is offered security or indemnity satisfactory to it against the costs, expenses and liabilities that it might incur.

The Bank of New York Mellon, which is the property trustee for Everest Capital Trust, also serves as the guarantee trustee under the preferred securities guarantees described below. Everest Group, Everest Holdings and certain of our affiliates maintain banking relationships with The Bank of New York Mellon.

Miscellaneous

The administrative trustees of Everest Capital Trust are authorized and directed to conduct the affairs of and to operate each trust in such a way that:

•	it will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;

•	the junior subordinated debt securities held by it will be treated as indebtedness of Everest Holdings for United States federal income tax purposes; and

•	it will not be deemed to be an investment company required to be registered under the Investment Company Act.

The administrative trustees of Everest Capital Trust are each authorized to take any action, so long as it is consistent with applicable law, the certificate of trust and the trust agreement and does not adversely affect in any material respect the interests of Everest Holdings, that such administrative trustee determines to be necessary or desirable for the above purposes.

Registered holders of the preferred securities have no preemptive or similar rights.

Everest Capital Trust may not incur indebtedness or place a lien on any of its assets.

Governing Law

The trust agreement and the preferred securities of Everest Capital Trust will be governed by the laws of the State of Delaware.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

Concurrently with the issuance by Everest Capital Trust of its preferred securities, a preferred securities guarantee will be issued pursuant to a guarantee agreement between Everest Holdings, as guarantor, and The Bank of New York Mellon, as successor in interest to JPMorgan Chase Bank, N.A., as the guarantee trustee. Everest Group may also guarantee Everest Holdings’ obligations under the preferred securities guarantees. The guarantee agreements have been filed as an exhibit to the registration statement of which this prospectus is a part. The guarantee agreements have been qualified under the U.S. Trust Indenture Act of 1939. The terms of the preferred securities guarantees will include those stated in the guarantee agreements and those made part of the guarantee agreements by reference to the Trust Indenture Act.

The guarantee agreements will be held by the guarantee trustee for the benefit of the holders of preferred securities of the trusts.

General

The guarantor will irrevocably and unconditionally agree to pay in full, to the holders of the preferred securities of Everest Capital Trust, the guarantee payments described below, except to the extent previously paid. The guarantor will pay the guarantee payments when and as due, regardless of any defense, right of set-off or counterclaim that Everest Capital Trust may have or assert. The following payments, to the extent not paid by the trust, will be covered by each preferred securities guarantee:

•	any accumulated and unpaid distributions required to be paid on the preferred securities of the trust, to the extent the trust has funds available to make the payment;

•	the redemption price, to the extent that the trust has funds available to make the payment; and

•

upon a voluntary or involuntary termination, winding-up or liquidation of the trust, other than in connection with a distribution of related junior subordinated debt securities to holders of the preferred securities, the lesser of:

•

the aggregate of the liquidation amounts specified in the prospectus supplement for each preferred security plus all accumulated and unpaid distributions on the preferred security to the date of payment, to the extent the trust has funds available to make the payment; and

•	the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon liquidation of such trust.

The guarantor’s obligation to make a guarantee payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing Everest Capital Trust to pay the amounts to the holders.

Each preferred securities guarantee will be subject to the subordination provisions described below and will not apply to the payment of distributions and other payments on the preferred securities when Everest Capital Trust does not have sufficient funds legally and immediately available to make the distributions or other payments.

Status of the Preferred Securities Guarantees

The preferred securities guarantees will constitute unsecured obligations of Everest Holdings, as guarantor, and may constitute unsecured obligations of Everest Group, as additional guarantor, and will rank:

•	subordinate and junior in right of payment to all of the guarantor’s other liabilities except those that rank equally or are subordinate by their terms; and

•

equal with any other preferred securities guarantee now or hereafter issued by the guarantor of the related junior subordinated debt securities on behalf of the holders of the preferred securities issued by any other trust.

If Everest Group guarantees the trust preferred securities, Everest Group will make all payments of principal of and premium, if any, interest and any additional amounts on, or in respect of, the trust preferred securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which any of its successors under the applicable guarantee may be organized. See also “Description of the Debt Securities—Payment of Additional Amounts” above.

Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the holder of the guaranteed security may sue the guarantor to enforce its rights under the preferred securities guarantee without first suing any other person or entity.

Amendments and Assignment

No consent of the holders of the preferred securities of Everest Capital Trust will be required with respect to any changes to the related preferred securities guarantee that do not adversely affect the rights of the holders of the preferred securities in any material respect. Other amendments to each preferred securities guarantee may be made only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the related preferred securities. All guarantees and agreements contained in the preferred securities guarantees will be binding on the guarantor’s successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the preferred securities.

Events of Default

An event of default under each preferred securities guarantee occurs if the guarantor fails to make any of its required payments or fails to perform any of its other obligations, and this failure continues for 30 days, under the preferred securities guarantee.

The holders of at least a majority in aggregate liquidation amount of the preferred securities of Everest Capital Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the related preferred securities guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the preferred securities guarantee.

The holders of a majority in liquidation amount of preferred securities may waive any past event of default and its consequences under the related preferred securities guarantee.

Information Concerning the Guarantee Trustee

The guarantee trustee under each preferred securities guarantee, other than during the occurrence and continuance of an event of default under the preferred securities guarantee, will perform only the duties that are specifically described in the preferred securities guarantee. After any event of default, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers as described in a preferred securities guarantee at the request of any holder of preferred securities of Everest Capital Trust unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

The Bank of New York Mellon, which is the guarantee trustee, also serves as the indenture trustee and the property trustee for Everest Capital Trust. Everest Group, Everest Holdings and certain of our affiliates maintain banking relationships with The Bank of New York Mellon.

Termination of the Preferred Securities Guarantees

Each preferred securities guarantee will terminate once the related preferred securities are paid in full or redeemed in full or upon distribution of the related junior subordinated debt securities to the holders of the preferred securities in accordance with the trust agreement. Each preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of the related preferred securities must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

Governing Law

Each preferred securities guarantee will be governed by the laws of the State of New York.

Description of the Expense Agreements

Everest Holdings, as guarantor of Everest Capital Trust’s preferred securities, and Everest Group, if it is also a guarantor of the preferred securities, will execute an expense agreement at the same time that Everest Capital Trust issues any preferred securities. Under each expense agreement, the guarantor will irrevocably and unconditionally guarantee to each creditor of Everest Capital Trust the full amount of the trust’s costs, expenses and liabilities, other than the amounts owed to holders of its preferred and common securities pursuant to the terms of those securities. Third parties will be entitled to enforce the expense agreements. A form of the expense agreements has been filed as an exhibit to the registration statement of which this prospectus is a part.

The guarantor’s obligations under the expense agreements will be subordinated in right of payment to the same extent as the preferred securities guarantees. The expense agreements will contain provisions regarding amendment, termination, assignment, succession and governing law similar to those contained in the preferred securities guarantees.

RELATIONSHIP OF THE TRUST PREFERRED SECURITIES, THE

PREFERRED SECURITIES GUARANTEES AND THE DEBT

SECURITIES HELD BY EVEREST CAPITAL TRUST

Payments of distributions and redemption and liquidation payments due on the preferred securities of Everest Capital Trust, to the extent the trust has funds available for the payments, will be guaranteed by the guarantor to the extent described under “Description of the Trust Preferred Securities Guarantees.” No single document executed by the guarantor in connection with the issuance of the preferred securities will provide for a full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of the guarantor’s obligations under the preferred securities guarantees, the trust agreement, the junior subordinated indenture, the related junior subordinated debt securities and the expense agreements that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the preferred securities.

As long as the issuer of the junior subordinated debt securities makes payments of interest and other payments when due on the junior subordinated debt securities held by Everest Capital Trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities, primarily because:

•	the aggregate principal amount of the junior subordinated debt securities will be equal to the sum of the aggregate liquidation amounts of the preferred and common securities;

•

the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;

•	the guarantor has agreed to pay for any and all costs, expenses and liabilities of the trust, except the trust’s obligations under its preferred securities; and

•	the trust agreement provides that the trust will not engage in any activity that is inconsistent with its limited purposes.

If and to the extent that Everest Holdings does not make payments on the junior subordinated debt securities held by Everest Capital Trust, the trust will not have funds available to make payments of distributions or other amounts due on the preferred securities. In those circumstances, a holder of the preferred securities of the trust will not be able to rely upon the related preferred securities guarantee for payment of these amounts. Instead, the holder may directly sue the guarantor to collect its pro rata share of payments owed. If a holder sues the guarantor to collect payment, then the guarantor will assume the holder’s rights as a holder of preferred securities under the trust agreement to the extent the guarantor makes a payment to the holder in any legal action.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Everest Re Group, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this Prospectus by reference to Everest Reinsurance Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Conyers Dill & Pearman Limited, Hamilton, Bermuda, will pass on the validity of securities issued by Everest Group. Mayer Brown LLP, Chicago, Illinois, will pass upon the validity of the securities issued by Everest Holdings. Richards, Layton & Finger, P.A., Wilmington, Delaware, will pass upon the validity of the preferred securities issued by Everest Capital Trust. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

ENFORCEMENT OF CIVIL LIABILITIES

Everest Group is incorporated and organized under the laws of Bermuda. In addition, some of our directors or officers, as well as some of the experts named in this prospectus, reside outside of the United States. A substantial portion of our and their assets are located outside of the United States. As a result, it may be difficult for you to effect service of process within the United States on Everest Group and its directors, officers and experts who reside outside the United States or to enforce in the United States judgments of U.S. courts obtained in actions against Everest Group or its directors and officers, as well as the experts named in this prospectus, who reside outside the United States.

We have been advised by our special Bermuda counsel, Conyers Dill & Pearman Limited, that a judgment for the payment of money rendered by a court in the United States based on civil liability, including the civil liability provisions of the U.S. federal securities laws, would not be automatically enforceable in Bermuda. We also have been advised by Conyers Dill & Pearman Limited that a Bermuda court would be likely to enforce a final and conclusive judgment in personam, which means a judgment against a specific person rather than against specific property, obtained in a court in the United States under which a sum of money is payable, other than a sum of money payable in respect of multiple damages, taxes or other charges of a similar nature or in respect of a fine or other penalty, provided that:

•	the U.S. court had proper jurisdiction over the parties subject to such judgment;

•	the U.S. court did not contravene the rules of natural justice of Bermuda;

•	the judgment of the U.S. court was not obtained by fraud;

•	the enforcement of the judgment would not be contrary to the public policy of Bermuda;

•	no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and

•	there is due compliance with the correct procedures under the laws of Bermuda.

Further, we have been advised by Conyers Dill & Pearman Limited that a U.S. investor cannot bring an original action before a Bermuda court against Everest Group, affiliates of Everest Group, the underwriters or any expert named in this prospectus based on U.S. legislation, including the U.S. federal securities laws, because U.S. legislation has no extraterritorial jurisdiction under Bermuda law and does not have force of law in Bermuda. However, we have also been advised by Conyers Dill & Pearman Limited that a Bermuda court may impose civil liability, including the possibility of monetary damages, on Everest Group or its directors or officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to Bermuda public policy.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about Everest Group, Everest Holdings and Everest Capital Trust. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.

Everest Group and Everest Holdings file reports, proxy statements and other information with the SEC under the Exchange Act. You can read and copy any of this information in the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Everest Group and Everest Holdings, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by Everest Group under the Exchange Act is 001-15731 and the SEC file number for documents filed by Everest Holdings under the Exchange Act is 033-71652.

Everest Group’s common shares are listed on the New York Stock Exchange and its trading symbol is “RE.” You can inspect reports, proxy statements and other information concerning Everest Group at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of Everest Group’s public filings at the NYSE, you should call (212) 656-5060.

Incorporation by Reference

SEC rules permit us to “incorporate by reference” the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement. Information that we file in the future with the SEC automatically will update and supersede, as appropriate, the information contained in the prospectus supplement and in the documents previously filed with the SEC and incorporated by reference into this prospectus supplement. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC) on or after the date of this prospectus supplement but before the end of the offering made under this prospectus supplement:

•	Everest Group’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018;

•	Everest Holdings’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2018;

•	Everest Group’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

•	Everest Holdings’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

•	Everest Group’s Annual Report on Form 10-K for the year ended December 31, 2017;

•	Everest Holdings’ Annual Report on Form 10-K for the year ended December 31, 2017;

•	Everest Group’s Current Report on Form 8-K filed on July 30, 2018

•	Everest Group’s Current Report on Form 8-K filed on July 19, 2018

•	Everest Group’s Current Report on Form 8-K filed on May 18, 2018

•	Everest Group’s Current Report on Form 8-K filed on April 25, 2018

•	the description of the common shares included in the Registration Statement on Form 8-A, dated March 8, 2000, filed under Section 12 of the Exchange Act.

Upon request, we will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Everest Global Services, Inc.

477 Martinsville Road

P.O. Box 830

Liberty Corner, New Jersey 07938-0830

Attention: Sanjoy Mukherjee

(908) 604-3000

Persons resident in Bermuda, for Bermuda exchange control purposes, may require the prior approval of the Bermuda Monetary Authority in order to acquire any offered securities.

Pursuant to the Companies Act 1981 of Bermuda, there is no requirement to file this prospectus or any prospectus supplement made pursuant hereto with the Registrant of Companies in Bermuda. Neither the Bermuda Monetary Authority, the Registrar of Companies of Bermuda nor any other relevant Bermuda authority or government body accept any responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed herein.

$1,000,000,000

Everest Reinsurance Holdings, Inc.

3.500% Senior Notes due 2050

PROSPECTUS SUPPLEMENT

October 5, 2020

Joint Book-Running Managers

Wells Fargo Securities

Citigroup

HSBC

Senior Co-Managers

Barclays

Credit Suisse

Deutsche Bank Securities

Goldman Sachs & Co. LLC

J.P. Morgan

Morgan Stanley

UBS Investment Bank

Junior Co-Managers

BofA Securities

BNY Mellon Capital Markets, LLC

COMMERZBANK

Lloyds Securities

RBC Capital Markets